Exhibit 10.1

Execution Version

VENTURE LOAN AND SECURITY AGREEMENT
Dated as of January 12, 2026
by and among HORIZON TECHNOLOGY FINANCE CORPORATION, a Delaware corporation 312 Farmington Avenue Farmington, CT 06032 as a Lender and Collateral Agent
And PELTHOS THERAPEUTICS INC., a Nevada corporation, 4020 Stirrup Creek Drive, Suite 110 Durham, NC 27703 as Borrower Representative and a Co-Borrower

LNHC, INC., a Delaware corporation, 4020 Stirrup Creek Drive, Suite 110 Durham, NC 27703 as a Co-Borrower	CHANNEL PHARMACEUTICAL CORPORATION a Nevada corporation, 4020 Stirrup Creek Drive, Suite 110 Durham, NC 27703 as a Co-Borrower

Loan A [Tr1] Commitment Amount: $10,000,000

Loan B [Tr1] Commitment Amount: $10,000,000

Loan C [Tr1] Commitment Amount: $5,000,000

Loan D [Tr1] Commitment Amount: $5,000,000

Loan E [Tr2] Commitment Amount: $2,500,000

Loan F [Tr2] Commitment Amount: $2,500,000

Loan G [Tr3] Commitment Amount: $2,500,000

Loan H [Tr3] Commitment Amount: $2,500,000

Loan I [Tr4] Commitment Amount: $5,000,000

Loan J [Tr4] Commitment Amount: $5,000,000

Loan A Commitment Termination Date: January 12, 2026

Loan B Commitment Termination Date: January 12, 2026

Loan C Commitment Termination Date: January 12, 2026

Loan D Commitment Termination Date: January 12, 2026

Loan E Commitment Termination Date: September 30, 2026

Loan F Commitment Termination Date: September 30, 2026

Loan G Commitment Termination Date: December 31, 2026

Loan H Commitment Termination Date: December 31, 2026

Loan I Commitment Termination Date: December 31, 2027

Loan J Commitment Termination Date: December 31, 2027

The Lender, Collateral Agent and Co-Borrowers hereby agree as follows:

AGREEMENT

1. Definitions and Construction.

1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means an agreement acceptable to Lender which perfects via control Lender’s and Collateral Agent’s security interest in each Co-Borrower’s deposit accounts and/or securities accounts.

“Affiliate” means, with respect to any Person, any other Person that owns or controls directly or indirectly 25 % or more of the stock of another entity of such Person, any other Person that controls or is controlled by or is under common control with such Person and each of such Person’s officers, directors, managers, joint venturers or partners. For purposes of this definition, the term “control” of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Equity Securities, by contract or otherwise and the terms “controlled by” and “under common control with” shall have correlative meanings.

“Agreement” means this certain Venture Loan and Security Agreement by and among Co-Borrowers, Collateral Agent and Lender dated as of the date on the cover page hereto (as it may from time to time be amended, restated, supplemented or otherwise modified in a writing signed by Co-Borrowers, Collateral Agent and Lender).

“Allocable Amount” has the meaning given such term in Section 16.7(b) of this Agreement.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Borrower Representative” means the Borrower Representative as set forth on the cover page of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in New York.

“Cash Covenant Milestone Date” has the meaning given such term in Section 6.13(a).

“Channel Assets Intercreditor Agreement” means that certain Intercreditor Agreement, dated on or about the date hereof, by and among Lender, Ligand, Nomis, Madison and each Co-Borrower.

“Channel Assets Purchase and Sale Agreement” means that certain Purchase and Sale Agreement, dated as of July 1, 2025, by and among Channel Pharmaceutical and Borrower Representative (as successor in interest to Channel Therapeutics), as the Seller Parties (as defined therein), and Ligand, Nomis and Madison, as Purchasers (as defined therein), as amended as of the date hereof, and as further as amended, modified and supplemented from time to time in compliance with the Channel Assets Intercreditor Agreement.

“Channel Pharmaceutical” means Channel Pharmaceutical Corporation, a Nevada corporation and wholly-owned subsidiary of Borrower Representative; provided however that subsequent to any Transfer contemplated by Section 7.4(o) of this Agreement, Borrower Representative may own less than 50% of the Equity Securities of Channel Pharmaceutical.

“Channel Therapeutics” means Channel Therapeutics Corporation, a Nevada corporation and predecessor in interest to Borrower Representative.

“Chromocell” means Channel Pharmaceutical Corporation Pty Ltd f/k/a Chromocell Therapeutics Australia Pty Ltd, an Australian proprietary limited company.

“Claim” has the meaning given such term in Section 10.3 of this Agreement.

“Closing Date” means the date of this Agreement.

“Co-Borrower” means, individually and/or collectively, as the context requires, each Co-Borrower as set forth on the cover page of this Agreement, as well as any other entity that may, from time to time, be added as a Co-Borrower to this Agreement. All obligations, representations and covenants herein and in other Loan Documents to which any Co-Borrower is a party, shall be joint and several unless otherwise explicitly stated herein.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of New York, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Code” shall also mean the Uniform Commercial Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.

“Collateral” has the meaning given such term in Section 4.1 of this Agreement.

“Collateral Agent” means Horizon, or any successor collateral agent appointed by Lender.

“Commitment Amount” means the Loan A Commitment Amount, the Loan B Commitment Amount, the Loan C Commitment Amount, the Loan D Commitment Amount, the Loan E Commitment Amount, the Loan F Commitment Amount, the Loan G Commitment Amount, the Loan H Commitment Amount, the Loan I Commitment Amount or the Loan J Commitment Amount, as applicable.

“Commitment Fee” has the meaning given such term in Section 2.6(c) of this Agreement.

“Competitor” means any Person set forth on Exhibit G attached hereto, as such exhibit may be amended by Borrower Representative from time to time with Lenders consent, not to be unreasonably withheld, conditioned or delayed.

“Consolidated” means the consolidation of accounts in accordance with GAAP.

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to four percent (4%) over the Loan Rate, but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans in a default situation.

“Disclosed Affiliate Transactions” has the meaning given such term in Section 7.8 of this Agreement.

“Disclosure Schedule” means Exhibit A attached hereto.

“Disqualified Institution” means any (a) Competitor, (b) Person set forth on Exhibit F attached hereto, or (c) an Affiliate of any Person referred to in clause (a) or (b) above.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” has the meaning given to such term in Section 7.12 of this Agreement.

“Event of Default” has the meaning given to such term in Section 8 of this Agreement.

“Excluded Accounts” means (a) any account used for payroll, payroll taxes, withholding and other employee wage and benefit payments to or for the benefit of any Co-Borrower’s or any of its Subsidiaries’ employees or contractors, so long as such account is a zero balance account or is funded no earlier than the Business Day immediately prior to the date of any payroll disbursements and in an amount not exceeding the same, (b) any account constituting a zero balance account, (c) any account constituting a trust account, escrow account, fiduciary account (including any customer reserve or deposit account), and other accounts solely holdings funds on account of, or for the benefit of, third parties that are not Affiliates (other than any Affiliates who are royalty purchasers under any Purchase and Sale Agreement, as applicable) (including any cash collateral account that is subject to Permitted Liens), so long as such account is a zero balance account or is funded no earlier than the Business Day immediately prior to the date of any disbursements and in an amount not exceeding the same, (d) petty cash accounts, amounts on deposit in which do not exceed $100,000 in the aggregate at any one time, (e) accounts to secure Co-Borrowers’ credit cards, amounts on deposit in which do not exceed $250,000 in the aggregate, (f) withholding tax and fiduciary accounts, (g) if or when established pursuant to Section 6.4 of the Zelsuvmi Purchase and Sale Agreement, the Royalty Holder Collection Account (as defined and when established therein), and (h) if or when established pursuant to Section 6.4 of the Channel Assets Purchase and Sale Agreement, the Royalty Holder Collection Account (as defined and when established therein).

“Excluded Equity” means the Equity Securities of Chromocell.

“Excluded Property” means, collectively:

(a) (i) Excluded Equity; (ii) each permit, license and other contractual obligation and entered into by any Co-Borrower or any Subsidiary of a Co-Borrower (A) that prohibits or requires the consent of any Person other than a Co-Borrower and its Affiliates which has not been obtained as a condition to the creation by such Co-Borrower or Subsidiary of a Lien on any right, title or interest in such permit, license or contractual obligation or any Equity Securities related thereto or (B) to the extent that any requirement of law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in (A) and (B), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other requirement of law; (iii) property owned by any Co-Borrower or any Subsidiary of a Co-Borrower that is subject to a purchase money Lien or a capital lease permitted under this Agreement if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person other than a Co-Borrower and its Affiliates which has not been obtained as a condition to the creation of any other Lien on such equipment; (iv) the Excluded Accounts described in sub-parts (g) and (h) of the definition thereof; (v) those assets as to which the Collateral Agent and the Borrower Representative agree that the burden or cost or other consequences (including any material adverse tax consequences) of obtaining a security interest therein would be excessive in view of the practical benefits to be obtained by the Secured Parties therefrom; (vi) any owned or leased real property; (vii) Equity Securities in any entity other than wholly-owned Subsidiaries to the extent not permitted by the terms of such entity’s organizational or joint venture documents (unless any such restriction would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law), (viii) assets subject to certificates of title to the extent that security interests in such assets cannot be perfected by the filing of UCC financing statements or PPSA financing statements, (ix) any lease, license or other agreement, in each case to the extent permitted under this Agreement or any property subject thereto to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than a Co-Borrower) (unless any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such term, such assets shall automatically cease to constitute Excluded Property, or (x) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(b) the “Purchased Receivables” (as such term is defined in the Zelsuvmi Purchase and Sale Agreement) and all proceeds thereof;

(c) the “Purchased Receivables” (as such term is defined in the Channel Assets Purchase and Sale Agreement) and all proceeds thereof;

(d) the “Assigned Rights” and “Sales Royalties” (as each such term is defined the Reedy Creek Purchase and Sale Agreement) and all proceeds thereof; and

(e) the “Royalty Interest Right” and the “Sato Payment” (as such terms are defined in the Xepi Purchase and Sale Agreement) and all proceeds thereof;

provided however, “Excluded Property” described in clause (a) above shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

“Excluded Subsidiary” means Chromocell.

“Excluded Taxes” means any of the following taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) U.S. federal withholding taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) Lender acquires such interest in the Loan or Commitment or (ii) Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.4(c), amounts with respect to such taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) taxes attributable to Lender’s failure to comply with Section 2.4(c)(iv), and (d) any withholding taxes imposed under FATCA.

“FATCA” has the meaning given to such term in Section 2.4(c)(iv) of this Agreement.

“Ferrer License” means that certain License and API Supply Agreement, dated as of November 6, 2025, by and between Pelthos and Ferrer Internacional, S.A., and Interquim, S.A.U.

“Funding Certificate” means a certificate executed by a duly authorized Responsible Officer of Borrower Representative substantially in the form of Exhibit B or such other form as Lender may agree to accept.

“Funding Date” means any date on which a Loan is made to or on account of any Co-Borrower under this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Good Faith Deposit” has the meaning given such term in Section 2.6(a) of this Agreement.

“Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal, or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“Guarantor Payment” has the meaning given such term in Section 16.7(a) of this Agreement.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Horizon” means Horizon Technology Finance Corporation, a Delaware corporation.

“Indebtedness” means, with respect to any Person, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables aged less than one hundred eighty (180) days and customary working capital and similar purchase price adjustments and purchase price holdbacks), (d) all capital lease obligations of such Person, (e) [reserved], (f) all obligations or liabilities of others guaranteed by such Person, whether unsecured or secured by a Lien on any asset of such Person, (g) all obligations or liabilities incurred by such Person, including, without limitation, any amounts paid to such Person, pursuant to such Person’s execution of a SAFE, provided that upon the issuance of the Equity Securities to be issued pursuant to such SAFE, such obligations and liabilities shall no longer constitute Indebtedness and (h) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person; provided, that Indebtedness shall not include (i) accrued expenses, including any accrued and unpaid management fees, and deferred compensation and customary obligations under employment arrangements, (ii) operating leases, (iii) non-royalty license and license pass-through payment obligations, (iv) commercial gross-to-net deductions and related accruals, (v) inventory related minimum purchase commitments or related accruals, or (vi) deferred revenue amounts.

“Indemnified Person” has the meaning given such term in Section 10.3 of this Agreement.

“Indemnified Taxes” means taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Co-Borrower under any Loan Document.

“Initial Loan Extended Interest Scheduled Payments” has the meaning given such term in Section 2.2(a) of this Agreement.

“Initial Loan Scheduled Payments” has the meaning given such term in Section 2.2(a) of this Agreement.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title and interest in and to patents, patent rights (and applications and registrations therefor and divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same), trademarks and service marks (and applications and registrations therefor and the goodwill associated therewith), whether registered or not, inventions, copyrights (including applications and registrations therefor and like protections in each work or authorship and derivative work thereof), whether published or unpublished, mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, source code, object code, trade secrets, licenses, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether now owned or subsequently acquired or developed by such Person and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the Code).

“Intercreditor Agreements” means, collectively, (i) the Channel Assets Intercreditor Agreement, (ii) the Xepi Intercreditor Agreement and (iii) the Zelsuvmi Intercreditor Agreement.

“Interest Only Extension Milestone” means the achievement of Trailing Twelve-Month Net Revenue of at least $75,000,000.

“Internal Revenue Code” has the meaning given such term in Section 5.20 of this Agreement.

“Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or deposit with, any Person.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Landlord Agreement” means an agreement substantially in the form provided by Lender to Co-Borrowers or such other form as Lender may agree to accept in its reasonable discretion.

“Lender” means, individually and/or collectively, as the context requires, each Lender as set forth on the cover page of this Agreement, as well as any other entity that may, from time to time, is permitted to be added as a Lender to this Agreement in accordance with Section 12.1 of this Agreement.

“Lender’s Expenses” means all of Lender’s reasonable and documented costs or expenses (including reasonable and documented attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, drafting, amendment, modification, administration, perfection and funding of the Loan Documents; and all of Lender’s reasonable and documented attorneys’ fees, costs and expenses incurred in enforcing or defending the Loan Documents (including reasonable and documented fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including all fees and costs incurred by Lender in connection with such Lender’s enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against any Co-Borrower, any Subsidiary or their respective Property.

“Lien” means any voluntary or involuntary security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to any Property in favor of any Person.

“Ligand” means Ligand Pharmaceuticals Incorporated, a Delaware corporation.

“Ligand Letter Agreement” means that certain Letter Agreement, by and among Lender, Ligand and each Co-Borrower.

“Ligand Milestone Subordination Agreement” means that certain Subordination Agreement, dated on or about the date hereof, by and among Lender, Ligand and each Co-Borrower.

“Ligand Purchase Option” means the “Ligand Purchase Option” as defined in the Ligand Letter Agreement.

“LNHC” means LNHC, Inc., a Delaware corporation and wholly-owned subsidiary of Borrower Representative.

“Loan” means each advance of credit by Lender to the Co-Borrowers under this Agreement.

“Loan A” means the advance of credit by Lender to the Co-Borrowers under this Agreement in the Loan A Commitment Amount.

“Loan A Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan A Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan A Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan Amortization Date” means, with respect to each Loan, the Payment Date on which Borrower is required, pursuant to Section 2.2(a) below, to commence making equal payments of principal plus accrued interest on the outstanding principal amount of such Loan.

“Loan B” means the advance of credit by Lender to the Co-Borrowers under this Agreement in the Loan B Commitment Amount.

“Loan B Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan B Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan B Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan C” means the advance of credit by Lender to the Co-Borrowers under this Agreement in the Loan C Commitment Amount.

“Loan C Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan C Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan C Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan D” means the advance of credit by Lender to the Co-Borrowers under this Agreement in the Loan D Commitment Amount.

“Loan D Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan D Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan D Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan Documents” means, collectively, this Agreement, the Notes, the Warrants, the Intercreditor Agreements, the Subordination Agreements, any Landlord Agreement, any Account Control Agreement and all other documents, instruments and agreements entered into in connection with this Agreement.

“Loan E” means the advance of credit by Lender to the Co-Borrowers under this Agreement in the Loan E Commitment Amount.

“Loan E Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan E Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan E Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan F” means the advance of credit by Lender to the Co-Borrowers under this Agreement in the Loan F Commitment Amount.

“Loan F Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan F Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan F Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan G” means the advance of credit by Lender to the Co-Borrowers under this Agreement in the Loan G Commitment Amount.

“Loan G Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan G Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan G Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan H” means the advance of credit by Lender to the Co-Borrowers under this Agreement in the Loan H Commitment Amount.

“Loan H Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan H Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan H Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan I” means the advance of credit by Lender to the Co-Borrowers under this Agreement in the Loan I Commitment Amount.

“Loan I Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan I Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan I Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan J” means the advance of credit by Lender to the Co-Borrowers under this Agreement in the Loan J Commitment Amount.

“Loan J Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan J Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan J Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan Rate” means, with respect to each Loan, the sum of (a) the per annum rate of interest from time to time published in The Wall Street Journal, or any successor publication thereto, as the “prime rate” then in effect, plus (b) 3.75%; provided that, in the event such “prime rate” of interest is less than 6.75%, such “prime rate” shall be deemed to be 6.75% for purposes of calculating the Loan Rate, provided, further, that if the “prime rate”, (i) is no longer reported in The Wall Street Journal, (ii) is no longer widely used as a benchmark market rate for new facilities of this type, or (iii) becomes permanently unavailable, Lender shall select a successor benchmark rate, which successor rate shall be applied in a manner consistent with market practice, or if there is no consistent market practice, such successor rate shall be applied in a manner reasonably determined by Lender. Notwithstanding the foregoing, in no event shall the Loan Rate be less than 10.50%. Each Co-Borrower acknowledges that the “prime rate” is used for reference purposes only as an index and is not necessarily the lowest or the best interest rate charged to any borrower of Lender.

“Madison” means Madison Royalty LLC, a Colorado limited liability company.

“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, operations, Properties of the Co-Borrowers and their Subsidiaries, taken as a whole, (b) the ability of the Co-Borrowers, taken as a whole, to perform their Obligations under the Loan Documents or (c) the Collateral or Collateral Agent’s or Lender’s security interest in the Collateral.

“Material Contract” means, with respect to any Person, all contracts or agreements as to which the breach, nonperformance, cancellation, or failure to renew by any party could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means, with respect to each Loan, January 31, 2031, or if earlier, the date of acceleration of such Loan following an Event of Default or the date of prepayment, whichever is applicable.

“Net Revenue” means the Co-Borrowers’ and their Subsidiaries’ Consolidated revenue (as determined in accordance with GAAP), less customary contractual, regulatory and commercial deductions approved by Lender in its reasonable discretion for co-pay assistance programs, wholesaler distribution fees, mandatory government payor rebates (including Medicare, Public Health Services, and Tricare), any commercial insurance rebates and product returns.

“Nomis” means Nomis Royaltyvest LLC, a Delaware limited liability company.

“Note” means each promissory note executed in connection with a Loan in substantially the form of Exhibit C attached hereto.

“Novan” means Novan, Inc., a Delaware corporation.

“Obligations” means all debt, principal, interest, fees, charges, expenses and attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing by any Co-Borrower to Collateral Agent or Lender of any kind and description (whether pursuant to or evidenced by the Loan Documents (other than the Warrants), or by any other agreement between Lender and any Co-Borrower (other than the Warrants), and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all Lender’s Expenses.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means a certificate executed by a Responsible Officer substantially in the form of Exhibit E or such other form as Lender may agree to accept.

“Payment Date” has the meaning given such term in Section 2.2(a) of this Agreement.

“Permitted Acquisition” means an acquisition of the Equity Securities of another Person, or assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person, by a Co-Borrower or any of their Subsidiaries (the Person or division, line of business or other business unit of the Person to be acquired in such acquisition shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Co-Borrowers and their Subsidiaries pursuant to the terms of this Agreement, in each case so long as:

(a) no Event of Default shall then exist or would exist after giving effect thereto;

(b) the Collateral Agent shall have received (or shall receive in connection with the closing of such Permitted Acquisition) a perfected security interest, to extent required by this Agreement, in all property constituting Collateral acquired with respect to the Target in accordance with the terms hereof and the Target, if a Person, shall have executed a joinder agreement in accordance with, and to the extent required by, this Agreement;

(c) the Administrative Agent and the Lenders shall have received not less than ten (10) days (or such shorter period as the Administrative Agent may reasonably agree) prior to the consummation of any such Permitted Acquisition (x) a description of the material terms of such Permitted Acquisition, (y) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date, and (z) for the ensuing four (4) fiscal quarters after such Permitted Acquisition, Consolidated projected income statements of the Borrower and its Subsidiaries (giving effect to such Permitted Acquisition);

(d) the business acquired in connection with such Permitted Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Closing Date or any business activities that are substantially similar, related, or incidental thereto;

(e) no Co-Borrower shall, as a result of or in connection with any such Permitted Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could have a Material Adverse Effect;

(f) such Permitted Acquisition shall not be a “hostile” acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Co-Borrower and the Target; and

(g) with respect to any such Permitted Acquisition of assets that do not become Collateral or of any Equity Interests of an entity that does not become a Co-Borrower hereunder, the aggregate purchase price consideration of all such Permitted Acquisitions does not exceed $2,000,000 in the aggregate.

“Permitted Indebtedness” means and includes:

(a) Indebtedness of Co-Borrowers to Lender under the Loan Documents;

(b) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(c) Indebtedness of any Co-Borrower or any Subsidiary of any Co-Borrower existing on the date hereof and set forth on the Disclosure Schedule;

(d) If Borrower Representative shall have provided evidence to Lender acceptable to Lender in its sole discretion that Co-Borrowers have achieved Trailing Twelve-Month Net Revenue in an amount not less than $40,000,000, Indebtedness of Borrower Representative in an aggregate principal amount not exceeding $5,000,000, consisting of a revolving credit facility secured only by cash and accounts receivable with a lender acceptable to Lender and subject to a subordination agreement acceptable to Lender in its sole discretion at all times;

(e) (i) intercompany Indebtedness owing by any Co-Borrower or any Subsidiary in their Subsidiaries outstanding on the date hereof and, in the case of any Indebtedness owed by an Excluded Subsidiary to a Co-Borrower, set forth on the Disclosure Schedule; (ii) intercompany Indebtedness owed by any Co-Borrower or Subsidiary to any Co-Borrower or any wholly-owned Subsidiary (other than any Excluded Subsidiary), as applicable; and (iii) intercompany Indebtedness incurred after the date of this Agreement owed by Chromocell to any Co-Borrower and its Subsidiaries; provided that any such Indebtedness pursuant to this class (iii), together with Investments pursuant to clause (e)(iii) of the “Permitted Investments” definition, shall not exceed $3,000,000 in the aggregate at any time; provided further that, if applicable, such Indebtedness is also permitted as a Permitted Investment and, in the case of such Indebtedness owed to any Co-Borrower, such Indebtedness shall be evidenced by one or more promissory notes;

(f) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness under subsections (c), (d), (e), (n), (o), (p), (q), (r), (s) and (t) of this definition; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon any Co-Borrower;

(g) to the extent constituting Indebtedness, Indebtedness of LNHC incurred pursuant to the terms of the Zelsuvmi License Agreement (i.e., “Milestone Payments” in accordance with Section 6.2 therein, including any payments as a result of the “Net Sales Milestone Event” defined therein), which Indebtedness is subject to the Ligand Milestone Subordination Agreement; and royalties payable pursuant to Section 6.1 therein;

(h) to the extent constituting Indebtedness, Indebtedness of LNHC incurred pursuant to the terms of the Zelsuvmi Purchase and Sale Agreement (i.e., “Purchased Receivables” as defined therein), which Indebtedness is subject to the Zelsuvmi Intercreditor Agreement;

(i) to the extent constituting Indebtedness, Indebtedness of Channel Pharmaceutical incurred pursuant to the terms of the Channel Assets Purchase and Sale Agreement (i.e., “Purchased Receivables” as defined therein), which Indebtedness is subject to the Channel Assets Intercreditor Agreement;

(j) to the extent constituting Indebtedness, Indebtedness of LNHC incurred pursuant to the terms of the Reedy Creek Purchase and Sale Agreement (i.e., “Assigned Rights” and “Sales Royalties” each as defined therein);

(k) to the extent constituting Indebtedness, Indebtedness of Pelthos incurred pursuant to the terms of the Xepi Purchase and Sale Agreement (i.e., “Royalty Interest Right” and the “Sato Payment” as defined therein), which Indebtedness is subject to the Xepi Intercreditor Agreement;

(l) to the extent constituting Indebtedness, Indebtedness of Pelthos incurred pursuant to the terms of the Xepi Convertible Notes, in connection with the financing of the Xepi Acquisition pursuant to the Xepi Acquisition Agreement, in an aggregate principal amount not exceeding $18,000,000 at any time, which Indebtedness is subject to the Xepi Convertible Notes Subordination Agreement;

(m)  to the extent constituting Indebtedness, Indebtedness of Pelthos incurred pursuant to the terms of the Xepi Acquisition Agreement, in connection with earnouts payable to Xepi Seller and/or its affiliates pursuant to the Xepi Acquisition Agreement, in an aggregate amount not exceeding $7,000,000 at any time;

(n) Indebtedness not to exceed $250,000 in the aggregate at any time outstanding, consisting of capital leases and other similar obligations or secured by Liens permitted under the definition of “Permitted Liens”;

(o) Indebtedness not to exceed $500,000 in the aggregate at any time outstanding, consisting of letters of credit or bankers acceptances;

(p) Indebtedness not to exceed $250,000 in the aggregate at any time in respect of employee credit card or purchase card programs, cash management services (including netting services, overdraft protections and other similar services), payment processing services and other like services, in each case incurred in the ordinary course of business;

(q) unsecured Indebtedness consisting of earnouts, seller notes and other similar deferred purchase consideration not to exceed $500,000 in the aggregate at any time and subject to one or more subordination agreements acceptable to Lender in its sole discretion at all times;

(r) other unsecured Indebtedness not to exceed $250,000 in the aggregate at any time outstanding;

(s) to the extent constituting Indebtedness, Indebtedness of Pelthos incurred pursuant to the terms of Ferrer License, in connection with the “Upfront Payment” and payable pursuant to Section 3.1 therein, subject to receipt by Pelthos of the initial quantity of API purchased pursuant to Section 5.4 therein, where such API strictly complies with all of the requirements and representations and warranties set forth therein, in an aggregate amount not exceeding $1,200,000, and royalties payable pursuant to Section 3.2 therein;

(t)  to the extent constituting Indebtedness, Indebtedness of LNHC incurred pursuant to the terms of UNC License Agreement; and

(u) Indebtedness arising under guaranties made in the ordinary course of business of obligations of any Co-Borrower or any of its Subsidiaries, which obligations are otherwise permitted hereunder.

“Permitted Indebtedness Documents” means, collectively, the Zelsuvmi License Agreement, the Purchase and Sale Agreements, the Xepi Convertible Notes, the Intercreditor Agreements, the Subordination Agreements, the Xepi Acquisition Agreement, the Ferrer License, the UNC License Agreement and all other documents, instruments and agreements entered into in connection with any of the foregoing.

“Permitted Investments” means and includes any of the following Investments:

(a) Deposits and deposit accounts with commercial banks organized under the laws of the United States or a state thereof to the extent: (i) the deposit accounts of each such institution are insured by the Federal Deposit Insurance Corporation up to the legal limit; and (ii) each such institution has an aggregate capital and surplus of not less than $100,000,000;

(b) Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than one (1) year from the date of issuance;

(c) Investments in open market commercial paper rated at least “A1” or “P1” or higher by a national credit rating agency and maturing not more than one (1) year from the creation thereof;

(d) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

(e) (i) Investments by any Co-Borrower or any Subsidiary in their Subsidiaries outstanding on the date hereof and, in the case of any Investment by a Co-Borrower in an Excluded Subsidiary, set forth on the Disclosure Schedule; (ii) Investments by any Co-Borrower and its Subsidiaries in any Co-Borrower; and (iii) Investments made after the date of this Agreement by any Co-Borrower and its Subsidiaries in Chromocell; provided that any such Investments pursuant to this class (iii), together with Indebtedness pursuant to clause (e)(iii) of the “Permitted Indebtedness” definition, shall not exceed $3,000,000 in the aggregate made after the date of this Agreement;

(f) Investments by any Co-Borrower and its Subsidiaries in any Co-Borrower or any Subsidiaries of any Co-Borrower; provided that any such investments pursuant to this clause (f) in any Subsidiaries that are not guarantors of the Obligations shall not exceed such amounts necessary to allow such Subsidiaries to pay franchise taxes, registered agent fees and other fees, costs and expenses incurred in connection with the preservation of their corporate existence or otherwise incurred in the ordinary course of business;

(g) other Investments existing on the date hereof and set forth on the Disclosure Schedule attached hereto;

(h) Investments comprised of “Permitted Indebtedness” permitted pursuant to the definition thereof; provided that any such Investments pursuant to this class (h), together with Permitted Indebtedness permitted pursuant to the definition thereof shall be subject to the conditions set forth therein including, without limitation, any applicable caps on amounts in the aggregate at any time;

(i) Investments acquired in connection with the settlement of delinquent obligations of suppliers or customers in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(j) Investments not to exceed $250,000 in the aggregate at any time consisting of loans made by Borrower Representative to officers, directors and employees of a Co-Borrower or its Subsidiaries which are used by such Persons to purchase simultaneously Equity Securities of Borrower Representative;

(k) Investments not to exceed $250,000 in the aggregate at any time consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business;

(l) Investments in any joint ventures or partnerships resulting from the Transfer contemplated by Section 7.4(o) of this Agreement, and

(m) other Investments aggregating not in excess of $250,000 at any time.

“Permitted Liens” means and includes:

(a) the Liens created by this Agreement;

(b) Liens for fees, taxes, levies, imposts, tariffs, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any portion of Collateral which in the aggregate is material to any Co-Borrower, and that the Co-Borrowers have adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Co-Borrowers);

(c) Liens identified on the Disclosure Schedule;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to any Co-Borrower, and that Co-Borrowers have adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Co-Borrowers);

(e) Liens granted in connection with Indebtedness permitted under subsection (d) of the definition of “Permitted Indebtedness” and subordinated to the Liens in favor of Lender pursuant to a subordination agreement acceptable to Lender in its sole discretion at all times;

(f) Liens granted in connection with Indebtedness permitted under subsections (h), (i), (j), (k) and (l) of the definition of “Permitted Indebtedness” and subject to the Intercreditor Agreements in favor of Lender at all times;

(g) (i) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business and (ii) licenses for the use of Intellectual Property that do not result in a legal transfer of ownership of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(h) Liens consisting of judgment or judicial attachment liens (other than for payment of taxes), provided that the enforcement of such Liens is effectively stayed and the existence of such judgment does not constitute an Event of Default under Section 8.9 herein;

(i) (i) Liens on any property acquired or held by any Co-Borrower or any Subsidiary of any Co-Borrower securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such property and permitted under clause (n) of the definition of “Permitted Indebtedness”; provided that (x) such Lien attaches solely to the property so acquired in such transaction and the proceeds thereof and (y) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property; and (ii) Liens securing capital lease obligations permitted under the definition of “Permitted Indebtedness”;

(j) non-exclusive licenses and sublicenses (other than in respect of Intellectual Property) granted by a Co-Borrower or any Subsidiary of a Co-Borrower and leases and subleases (by a Co-Borrower or any Subsidiary of a Co-Borrower as lessor or sublessor) to third parties in the ordinary course of business not interfering with the business of the Co-Borrowers or any of their Subsidiaries;

(k) Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC;

(l) Liens (including the right of set off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(m) Liens consisting solely of cash collateral securing obligations in respect of the letters of credit or bankers acceptances permitted under clause (o) of the definition of “Permitted Indebtedness” in an amount not to exceed 105% of the face amount of each such letter of credit;

(n) Liens arising from precautionary UCC financing statements (or equivalent filings or registrations) filed under any lease permitted by this Agreement;

(o) holdbacks and Liens on amounts deposited or certificates of deposit to secure obligations in respect of Indebtedness permitted hereby in the ordinary course of business;

(p) Liens incurred in the extension, renewal or refinancing of Permitted Indebtedness secured by Liens permitted hereby; provided that, the principal amount of the Indebtedness may not increase and any such extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien; and

(q) other Liens securing obligations otherwise permitted hereunder not exceeding $250,000 in the aggregate.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Purchase and Sale Agreements” means, collectively, the Channel Assets Purchase and Sale Agreement, the Zelsuvmi Purchase and Sale Agreement, the Reedy Creek Purchase and Sale Agreement and the Xepi Purchase and Sale Agreement.

“Reedy Creek” means Reedy Creek Investments LLC, a North Carolina limited liability company.

“Reedy Creek Purchase and Sale Agreement” means that certain Royalty and Milestone Payments Purchase Agreement, dated as of April 29, 2019, by and between Novan and Reedy Creek, as amended by that certain Amendment, Assignment and Assumption Agreement, dated as of September 11, 2023, by and between Novan, LNHC and Reedy Creek, as in effect on the date hereof.

“Responsible Officer” has the meaning given such term in Section 6.3 of this Agreement.

“Restricted Entity” means any Person who (a) is on the Specially Designated Nationals and Blocked Persons List, (b) is on the Non-SDN Menu-Based Sanctions List, (c) is on the Sectoral Sanctions Identifications List, (d) is on the List of Foreign Financial Institutions Subject to Correspondent Account or Payable-Through Account Sanctions, (e) is on the United Kingdom Office of Financial Sanctions Implementation HM Treasury Consolidated List of Financial Sanctions Targets, (f) is designated under European Union sanctions measures, (g) was formed pursuant to the laws of, or is domiciled in the Russian Federation, or (h) is a ministry, agency, state owned entity, or sovereign wealth fund of the Russian Federation.

“Restricted License” means any license or other agreement with respect to which any Co-Borrower is the licensee and such license or agreement is material to any Co-Borrower’s business and (a) that prohibits or otherwise restricts any Co-Borrower from granting a security interest in any Co-Borrower’s interest in such license or agreement or any other property or (b) for which a default under or termination of could interfere with Collateral Agent’s or Lender’s right to sell any Collateral. For clarity, “Restricted License” does not include “off-the-shelf” or over-the-counter software or information technology that is commercially available to the public (or to relevant consumers in the applicable industry), or any other license for Intellectual Property that is not material to the operation of any Co-Borrower’s business.

“SAFE” means a simple agreement for future equity, or any similar agreement, whereby a Person (the “SAFE Issuer”) issues any other Person the future right to own Equity Securities of the SAFE Issuer, in exchange for the payment of cash to be converted into such Equity Securities.

“Sanctions” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC and the United States Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.

“Scheduled Payments” has the meaning given such term in Section 2.2(a) of this Agreement.

“Solvent” has the meaning given such term in Section 5.12 of this Agreement.

“Specified Event of Default” means an Event of Default under any of (i) Section 8.1 (Failure to Pay), (ii) Section 8.2 (solely for the failure to perform the obligations arising under Section 6.13 (Cash on Deposit)), (iii) Section 8.4 (Material Adverse Effect), (iv) Section 8.13 (Involuntary Insolvency Proceeding), or (v) Section 8.14 (Voluntary Insolvency Proceeding).

“Subordination Agreements” means, collectively, the Ligand Milestone Subordination Agreement and the Xepi Convertible Notes Subordination Agreement.

“Subsidiary” means any corporation or other entity of which a majority of the outstanding Equity Securities entitled to vote for the election of directors or other governing body (otherwise than as the result of a default) is owned by any Co-Borrower directly or indirectly through Subsidiaries.

“Trailing Six-Month Net Revenue” means Net Revenue achieved over the six-month period immediately preceding the applicable date of determination.

“Trailing Twelve-Month Net Revenue” means Net Revenue achieved over the 12-month period immediately preceding the applicable date of determination.

“Transfer” has the meaning given such term in Section 7.4 of this Agreement.

“UNC License Agreement” means that certain Amended, Restated and Consolidated License Agreement dated June 27, 2012 between The University of North Carolina at Chapel Hill and LNHC, Inc., as successor-in-interest to Novan, Inc., as amended as of the date hereof, and as further amended, modified and supplemented from time to time.

“U.S. Tax Compliance Certificate” has the meaning given such term in Section 2.4(c)(iv) of this Agreement.

“Warrant” means the separate warrant or warrants dated on or about any Funding Date in favor of Lender or its designees to purchase securities of Borrower Representative.

“Xepi 3i Convertible Note” means that certain Senior Secured Convertible Note, dated as of November 6, 2025, in the aggregate original principal amount of $1,000,000, issued by Pelthos in favor of 3i, LP, as in effect on the date hereof.

“Xepi Acquisition” means the acquisition of various assets related to XepiTM ozenoxacin from Xepi Seller pursuant to the terms and conditions of the Xepi Acquisition Agreement.

“Xepi Acquisition Agreement” means that certain Asset Purchase Agreement, dated as of November 6, 2025, by and between Xepi Seller and Pelthos, as in effect on the date hereof.

“Xepi Aperture Convertible Note” means that certain Senior Secured Convertible Note, dated as of November 6, 2025, in the aggregate original principal amount of $250,000, issued by Pelthos in favor of Aperture Healthcare Ventures Ltd., as in effect on the date hereof.

“Xepi Balmoral Convertible Note” means that certain Senior Secured Convertible Note, dated as of November 6, 2025, in the aggregate original principal amount of $250,000, issued by Pelthos in favor of Balmoral Financial Group LLC, as in effect on the date hereof.

“Xepi Boothbay Convertible Note” means that certain Senior Secured Convertible Note, dated as of November 6, 2025, in the aggregate original principal amount of $1,000,000, issued by Pelthos in favor of Boothbay Absolute Return Strategies, LP, as in effect on the date hereof.

“Xepi BPY Convertible Note” means that certain Senior Secured Convertible Note, dated as of November 6, 2025, in the aggregate original principal amount of $580,000, issued by Pelthos in favor of BPY Limited, as in effect on the date hereof.

“Xepi Convertible Notes” means, collectively, the Xepi 3i Convertible Note, the Xepi Aperture Convertible Note, the Xepi Balmoral Convertible Note, the Xepi Boothbay Convertible Note, the Xepi BPY Convertible Note, the Xepi Ligand Convertible Note, the Xepi Nomis Bay Convertible Note and the Xepi Nomis Bay Opportunity Convertible Note.

“Xepi Convertible Notes Subordination Agreement” means that certain Subordination Agreement, dated on or about the date hereof, by and between Lender and each holder of any Xepi Convertible Notes, which subordinates the payment of the Xepi Convertible Notes to the repayment of the Obligations.

“Xepi Intercreditor Agreement” means that certain Intercreditor Agreement, dated on or about the date hereof, by and among Lender, Ligand, Nomis and each Co-Borrower.

“Xepi Ligand Convertible Note” means that certain Senior Secured Convertible Note, dated as of November 6, 2025, in the aggregate original principal amount of $9,000,000, issued by Pelthos in favor of Ligand, as in effect on the date hereof.

“Xepi Nomis Bay Convertible Note” means that certain Senior Secured Convertible Note, dated as of November 6, 2025, in the aggregate original principal amount of $2,420,000, issued by Pelthos in favor of Nomis Bay LTD, as in effect on the date hereof.

“Xepi Nomis Bay Opportunity Convertible Note” means that certain Senior Secured Convertible Note, dated as of November 5, 2025, in the aggregate original principal amount of $3,500,000, issued by Pelthos in favor of Nomis Bay Opportunity Ltd., as in effect on the date hereof.

“Xepi Purchase and Sale Agreement” means that certain Securities Purchase Agreement, dated November 6, 2024, by and among Pelthos, and each of the parties signatory thereto as a Buyer (as defined therein), as amended, modified and supplemented from time to time in compliance with the Xepi Intercreditor Agreement.

“Xepi Seller” means Biofrontera Inc.

“Zelsuvmi Intercreditor Agreement” means that certain Intercreditor Agreement, dated on or about the date hereof, by and among Lender, Nomis and each Co-Borrower.

“Zelsuvmi License Agreement” means that certain Exclusive License and Sublicense Agreement, dated as of March 24, 2025, by and between Ligand, as Licensor (as defined therein) and LNHC, as Licensee (as defined therein), as in effect on the date hereof.

“Zelsuvmi Purchase and Sale Agreement” means that certain Purchase and Sale Agreement, dated as of July 1, 2025, by and among LNHC and Borrower Representative (as successor in interest to Channel Therapeutics), as the Seller Parties (as defined therein), and Nomis, as the Purchaser (as defined therein), as amended as of the date hereof, and as further amended, modified and supplemented from time to time in compliance with the Zelsuvmi Intercreditor Agreement.

1.2 Construction. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time (subject, in the case of clauses (b) and (c), to any restrictions on such replacement, amendment, modification or supplement set forth in the Loan Documents). The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless the context requires otherwise, any reference in this Agreement or any other Loan Document to any Person shall be construed to include such Person’s successors and assigns. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, and all terms describing Collateral shall be construed in accordance with the Code; provided that no change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Co-Borrowers shall be given effect for purposes of measuring compliance with any provision of the Loan Documents unless the Co-Borrowers and Lender agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any provision of this Agreement to the contrary, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP but for the effectiveness of FASB ASC-842 shall continue to be accounted for as operating leases for all purposes of this Agreement, including, without limitation, for purposes of all financial definitions, calculations and covenants hereunder (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC-842 (on a prospective or retroactive basis or otherwise) to be treated as capital lease obligations in the financial statements. The terms and information set forth on the cover page of this Agreement are incorporated into this Agreement.

2. Loans; Repayment.

2.1 Commitments.

(a) The Commitment Amounts. Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Lender agrees to lend to Co-Borrowers (i) prior to the Loan A Commitment Termination Date, Loan A, (ii) prior to the Loan B Commitment Termination Date, Loan B, (iii) prior to the Loan C Commitment Termination Date, Loan C, (iv) prior to the Loan D Commitment Termination Date, Loan D. Subject to the terms and conditions of this Agreement, and relying upon representations and warranties set forth as and when made or deemed to be made, Lender, in its sole and absolute discretion, may lend to Co-Borrowers (v) prior to the Loan E Commitment Termination Date, Loan E, (vi) prior to the Loan F Commitment Termination Date, Loan F, (vii) prior to the Loan G Commitment Termination Date, Loan G, (viii) prior to the Loan H Commitment Termination Date, Loan H, (ix) prior to the Loan I Commitment Termination Date, Loan I and (x) prior to the Loan J Commitment Termination Date, Loan J.

(b) The Loans and the Notes. The obligation of Co-Borrowers to repay the unpaid principal amount of and interest on each Loan shall be evidenced by a Note issued to the Lender.

(c) Use of Proceeds. The proceeds of each Loan shall be used solely for working capital or general corporate purposes of Co-Borrowers and their Subsidiaries.

(d) Termination of Commitment to Lend. Notwithstanding anything in the Loan Documents, Lender’s obligation to lend the undisbursed portion of its Commitment Amount to Co-Borrowers hereunder shall terminate on the earlier of (i) at Lender’s sole election, the occurrence of any Event of Default hereunder, and (ii) with respect to Loan A, the Loan A Commitment Termination Date, with respect to Loan B, the Loan B Commitment Termination Date, with respect to Loan C, the Loan C Commitment Termination Date and with respect to Loan D, the Loan D Commitment Termination Date, with respect to Loan E, the Loan E Commitment Termination Date, with respect to Loan F, the Loan F Commitment Termination Date, with respect to Loan G, the Loan G Commitment Termination Date, with respect to Loan H, the Loan H Commitment Termination Date, with respect to Loan I, the Loan I Commitment Termination Date and, with respect to Loan J, the Loan J Commitment Termination Date.

2.2 Payments.

(a) Scheduled Payments. Co-Borrowers shall make (i) a payment of accrued interest only to Lender on the outstanding principal amount of each Loan on the first 36 Payment Dates specified in the Note applicable to such Loan and (ii) an equal payment of principal plus accrued interest to Lender on the outstanding principal amount of each Loan on the next 24 Payment Dates as set forth in the Note applicable to such Loan (collectively, the “Initial Loan Scheduled Payments”). Notwithstanding, and in lieu of, the foregoing, if Co-Borrowers satisfy the Interest Only Extension Milestone, then Co-Borrowers shall make (A) a payment of accrued interest only to each applicable Lender on the outstanding principal amount of each Loan on the first 48 Payment Dates specified in the Note applicable to such Loan and (B) an equal payment of principal plus accrued interest to Lender on the outstanding principal amount of each Loan on the next 12 Payment Dates as set forth in the Note applicable to such Loan (collectively, the “Initial Loan Extended Interest Scheduled Payments”, and collectively with the Initial Loan Scheduled Payments, the “Scheduled Payments”). Co-Borrowers shall make such Scheduled Payments commencing on the date set forth in the Note applicable to such Loan and continuing thereafter on the first Business Day of each calendar month (each a “Payment Date”) through the Maturity Date. In any event, all unpaid principal and accrued interest shall be due and payable in full on the Maturity Date applicable to such Loan.

(b) Interim Payment. Unless the Funding Date for a Loan is the first day of a calendar month, Co-Borrowers shall pay the per diem interest (accruing at the Loan Rate from the Funding Date through the last day of that month) payable with respect to such Loan on the first Business Day of the next calendar month.

(c) Payment of Interest. Co-Borrowers shall pay interest on each Loan at a per annum rate of interest equal to the Loan Rate. Interest on a Loan shall be charged commencing on the day that such Loan is made to or on behalf of any Co-Borrower, and shall continue to accrue through the date on which such Loan is repaid in full. Changes to the Loan Rate based on changes to the “prime rate” (or such substitute benchmark rate selected in accordance with the definition of “Loan Rate” set forth in Section 1.1 above) shall be effective on the effective date of any change to the “prime rate” (or such substitute benchmark rate selected in accordance with the definition of “Loan Rate” set forth in Section 1.1 above) and to the extent of any such change. Interest (including interest at the Default Rate, if applicable) shall be computed on the basis of a 360-day year for the actual number of days elapsed. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(d) Application of Payments. All payments received by Lender prior to an Event of Default shall be applied as follows: (i) first, to Lender’s Expenses then due and owing; and (ii) second, ratably, to all Scheduled Payments then due and owing (provided, however, if such payments are not sufficient to pay the whole amount then due, such payments shall be applied first to unpaid interest at the Loan Rate, then to the remaining amounts then due). After an Event of Default, all payments and application of proceeds shall be made as set forth in Section 9.7.

(e) Late Payment Fee. Co-Borrowers shall pay to Lender a late payment fee equal to six percent (6%) of any Scheduled Payment not paid when due to such Lender.

(f)  Default Rate. Co-Borrowers shall pay interest at a per annum rate equal to the Default Rate on any amounts required to be paid by any Co-Borrower to Collateral Agent or Lender under this Agreement or the other Loan Documents (including Scheduled Payments), payable with respect to any Loan, accrued and unpaid interest, and any fees or other amounts which remain unpaid after such amounts are due. If an Event of Default has occurred and the Obligations have been accelerated (whether automatically or by Lender’s election), Co-Borrowers shall pay interest on the aggregate, outstanding accelerated balance hereunder from the date of the Event of Default until all Events of Default are cured, at a per annum rate equal to the Default Rate.

(g) Final Payment.

(i) Loan A Final Payment. Co-Borrowers shall pay to Lender a payment in the amount of $500,000 (the “Loan A Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan A, (B) an Event of Default and demand by Lender of payment in full of Loan A or (C) the Maturity Date applicable to Loan A, as applicable.

(ii)  Loan B Final Payment. Co-Borrowers shall pay to Lender a payment in the amount of $500,000 (the “Loan B Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan B, (B) an Event of Default and demand by Lender of payment in full of Loan B or (C) the Maturity Date applicable to Loan B, as applicable.

(iii) Loan C Final Payment. Co-Borrowers shall pay to Lender a payment in the amount of $250,000 (the “Loan C Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan C, (B) an Event of Default and demand by Lender of payment in full of Loan C or (C) the Maturity Date applicable to Loan C, as applicable.

(iv)  Loan D Final Payment. Co-Borrowers shall pay to Lender a payment in the amount of $250,000 (the “Loan D Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan D, (B) an Event of Default and demand by Lender of payment in full of Loan D or (C) the Maturity Date applicable to Loan D, as applicable.

(v) Loan E Final Payment. Co-Borrowers shall pay to Lender a payment in the amount of $125,000 (the “Loan E Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan E, (B) an Event of Default and demand by Lender of payment in full of Loan E or (C) the Maturity Date applicable to Loan E, as applicable.

(vi) Loan F Final Payment. Co-Borrowers shall pay to Lender a payment in the amount $125,000 (the “Loan F Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan F, (B) an Event of Default and demand by Lender of payment in full of Loan F or (C) the Maturity Date applicable to Loan F, as applicable.

(vii) Loan G Final Payment. Co-Borrowers shall pay to Lender a payment in the amount $125,000 (the “Loan G Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan G, (B) an Event of Default and demand by Lender of payment in full of Loan G or (C) the Maturity Date applicable to Loan G, as applicable.

(viii) Loan H Final Payment. Co-Borrowers shall pay to Lender a payment in the amount $125,000 (the “Loan H Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan H, (B) an Event of Default and demand by Lender of payment in full of Loan H or (C) the Maturity Date applicable to Loan H, as applicable.

(ix) Loan I Final Payment. Co-Borrowers shall pay to Lender a payment in the amount $250,000 (the “Loan I Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan I, (B) an Event of Default and demand by Lender of payment in full of Loan I or (C) the Maturity Date applicable to Loan I, as applicable.

(x) Loan J Final Payment. Co-Borrowers shall pay to Lender a payment in the amount $250,000 (the “Loan J Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan J, (B) an Event of Default and demand by Lender of payment in full of Loan J or (C) the Maturity Date applicable to Loan J, as applicable.

2.3 Prepayments.

(a) Mandatory Prepayments. If the Loans are accelerated following the occurrence of an Event of Default pursuant to Section 9.1(a) hereof, then Co-Borrowers, in addition to any other amounts which may be due and owing hereunder, shall promptly (and in any event, within one Business Day) pay to Lender the amount set forth in Section 2.3(b) below, as if Co-Borrowers had opted to prepay on the date of such acceleration.

(b) Optional Prepayment. Upon five Business Days’ prior written notice to Lender, Co-Borrowers may, at their option, at any time, prepay all (and not less than all) of the outstanding Loans by simultaneously paying to Lender an amount equal to (i) any accrued and unpaid interest on the outstanding principal balance of the Loans; plus (ii) an amount equal to (A) if such Loan is prepaid on or before the Loan Amortization Date applicable to such Loan, three percent of the then outstanding principal balance of such Loan, (B) if such Loan is prepaid after the Loan Amortization Date applicable to such Loan, but on or before the date that is 12 months after such Loan Amortization Date, two percent of the then outstanding principal balance of such Loan, or (C) if such Loan is prepaid more than 12 months after the Loan Amortization Date applicable to such Loan, one percent of the then outstanding principal balance of such Loan; plus (iii) the outstanding principal balance of such Loan; plus (iv) all other sums, if any, that shall have become due and payable hereunder.

2.4 Other Payment Terms.

(a) Place and Manner. Co-Borrowers shall make all payments due to Lender in lawful money of the United States. All payments of principal, interest, fees and other amounts payable by Co-Borrowers hereunder shall be made, in immediately available funds, not later than 2:00 p.m. New York time, on the date on which such payment is due. Any payment received by Lender after the time set forth in the immediately preceding sentence will be deemed to have been received at the opening of business on the next Business Day, and interest shall accrue through such date. Co-Borrowers shall make such payments to Lender via wire transfer or ACH as instructed by Lender from time to time.

(b) Date. Whenever any payment is due hereunder on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c) Taxes.

(i) Unless otherwise required under applicable law, any and all payments made hereunder or under the Notes shall be made free and clear of and without deduction for any taxes; provided that if any Co-Borrower shall be required to deduct any taxes from such payments, then (A) in the case of Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 2.4(c)) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) such Co-Borrower shall make such deductions and (C) such Co-Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(ii) Co-Borrowers shall indemnify Lender, within ten (10) days after written demand therefor, for the full amount of any taxes imposed or asserted directly on Lender by any Governmental Authority on or attributable to amounts payable under this Agreement solely as a result of Lender entering into this Agreement to the extent such taxes are paid by Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Co-Borrowers by Lender shall be conclusive absent manifest error.

(iii) As soon as practicable after any payment of taxes by any Co-Borrower hereunder to a Governmental Authority, such Co-Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(iv) If Lender is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Co-Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, Lender shall deliver to such Co-Borrower, as reasonably requested by such Co-Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. If Lender is a “United States person” under Section 7701(a)(30) of the Internal Revenue Code, such Lender shall deliver to the Borrower Representative on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. If Lender is not a “United States person” under Section 7701(a)(30) of the Internal Revenue Code, such Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative (in such number of copies as shall be requested by the Borrower Representative) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative), whichever of the following is applicable: (A) in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under the Loan Documents, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty; (B) executed copies of IRS Form W-8ECI; (C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Co-Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to any Co-Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or (D) to the extent a Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by Sections 1471 through 1474 of the Internal Revenue Code (“FATCA”) if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower Representative at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower Representative as may be necessary for the Co-Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.

(v) If Lender receives a refund (or credit in lieu of a refund) in respect of taxes paid by any Co-Borrower pursuant to this Section 2.4(c), which in the sole discretion of Lender exercised in good faith is allocable to such payment, it shall promptly pay such refund, together with any other amounts paid by such Co-Borrower in connection with such refunded taxes, to such Co-Borrower, net of all out-of-pocket expenses (including any taxes to which Lender has become subject as a result of its receipt of such refund) of Lender incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Co-Borrowers, upon the request of the Lender, shall repay to Lender amounts paid over pursuant to the preceding clause (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (v), in no event will Lender be required to pay any amount to any Co-Borrower pursuant to this paragraph (v) the payment of which would place Lender in a less favorable net after-tax position than Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Co-Borrower or any other Person.

2.5 Procedure for Making the Loans.

(a) Notice. Other than with respect to the Loans to be made on the Closing Date, Borrower Representative shall notify Lender of the date on which Borrower Representative desires Lender to make any Loan at least three Business Days in advance of the desired Funding Date, unless Lender elects at its sole discretion to allow the Funding Date for a Loan to be made by Lender to be within three Business Days of Borrower Representative’s notice. Each Co-Borrower’s execution and delivery to Lender of one or more Notes in respect of a Loan shall be such Co-Borrower’s agreement to the terms and calculations thereunder with respect to such Loan. Lender’s obligation to make any Loan shall be expressly subject to the satisfaction of the conditions set forth in Section 3.

(b) Loan Rate Calculation. Prior to each Funding Date for any Loan, Lender shall establish the Loan Rate with respect to such Loan, which shall be conclusive in the absence of a manifest error.

(c) Disbursement. Lender shall disburse the proceeds of each Loan by wire transfer to Co-Borrowers at the account specified in the Funding Certificate for such Loan.

2.6 Good Faith Deposit; Legal and Closing Expenses; and Commitment Fee.

(a) Good Faith Deposit. Borrower Representative has delivered to Lender a good faith deposit in the amount of $150,000 (the “Good Faith Deposit”). The Good Faith Deposit paid to Lender will be credited to the Commitment Fee payable to the Lender. If the Funding Date does not occur, Lender shall retain the Good Faith Deposit as compensation for its time, expenses and opportunity cost.

(b) Legal, Due Diligence and Documentation Expenses. Concurrently with its execution and delivery of this Agreement, Co-Borrowers shall pay to Lender all of Lender’s reasonable legal, due diligence and documentation expenses in connection with the negotiation and documentation of this Agreement and the Loan Documents.

(c) Commitment Fee. Co-Borrowers shall pay, (i) concurrently with its execution and delivery of this Agreement, a commitment fee to Lender in the amount of $300,000 and (ii) concurrently with the funding of Loan E, Loan F, Loan G, Loan H, Loan I and Loan J, in each case, on the applicable Funding Date therefor, a commitment fee to Lender in the amount of 1.00% of the principal amount of such Loan funded on such Funding Date (collectively, the “Commitment Fee”), less any amounts credited from the Good Faith Deposit pursuant to Section 2.6(a). The Commitment Fee shall be paid by Co-Borrowers as set forth in the applicable Funding Certificate. The Commitment Fee (or any portion thereof) shall be retained by the Lender and be deemed fully earned upon receipt.

3. Conditions of Loans.

3.1 Conditions Precedent to Closing. At the time of the execution and delivery of this Agreement, Lender shall have received, in form and substance reasonably acceptable to Lender, all of the following (unless Lender has agreed to waive such condition or document, in which case such condition or document shall be a condition precedent to the making of any Loan and shall be deemed added to Section 3.2):

(a) Loan Agreement. This Agreement duly executed by each Co-Borrower, Collateral Agent and Lender.

(b) Secretary’s Certificate. A certificate of the secretary or assistant secretary of each Co-Borrower, dated as of the date hereof, with copies of the following documents attached: (i) the certificate of incorporation and bylaws (or equivalent documents) of such Co-Borrower certified such Co-Borrower as being complete and in full force and effect on the date thereof, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents.

(c) Good Standing Certificates. A good standing certificate from each Co-Borrower’s state of organization and the state in which such Co-Borrower’s principal place of business is located, each dated as of a date no earlier than thirty (30) days prior to the date hereof.

(d) Certificate of Insurance. Evidence of the insurance coverage required by Section 6.8 of this Agreement.

(e) Consents. All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement, the Warrants and the other Loan Documents.

(f) Legal Opinion. A customary legal opinion of each Co-Borrower’s counsel, dated as of the date hereof, in a form reasonably acceptable to the Lender.

(g) Account Control Agreements. Account Control Agreements for all of each Co-Borrower’s deposit accounts and securities accounts (other than any Excluded Accounts) maintained with Silicon Valley Bank, duly executed by all of the parties thereto.

(h) Grants of Security Interests in Intellectual Property. Subject to Section 6.10(d), grants of security interests in any U.S. federally registered Intellectual Property, in the forms provided by Lender.

(i) Ligand Letter Agreement. Co-Borrowers shall have provided Lender with that certain Ligand Letter Agreement, duly executed by all parties thereto.

(j) Purchase and Sale Agreements. Co-Borrowers shall have provided Lender a copy of each Purchase and Sale Agreement, duly executed by all parties thereto.

(k) Intercreditor Agreements. Co-Borrowers shall have provided Lender each Intercreditor Agreement, duly executed by all parties thereto.

(l) Subordination Agreements. Co-Borrowers shall have provided Lender with each Subordination Agreement, duly executed by all parties thereto.

(m) [Reserved].

(n) [Reserved].

(o) [Reserved].

(p) Fees and Expenses. Payment of all fees and expenses then due hereunder or under any other Loan Document.

3.2  Conditions Precedent to Making Loan A, Loan B, Loan C and Loan D. The obligation of Lender to make Loan A, Loan B, Loan C or Loan D on the Closing Date is further subject to satisfaction of the following conditions as of the Closing Date:

(a)    No Default. No Default or Event of Default shall have occurred that has not been waived by Lender.

(b)   [Reserved]

(c)    Note. Each Co-Borrower shall have duly executed and delivered a Note in the amount of Loan A to Lender, a Note in the amount of Loan B to Lender, a Note in the amount of Loan C to Lender and a Note in the amount of Loan D to Lender.

(d)   Warrants. Borrower Representative shall have provided Lender with Warrants, dated as of the Closing Date, duly executed by Borrower Representative, in form and substance acceptable to Lender.

(e)    UCC Financing Statements. Lender shall have received such documents, instruments and agreements, including UCC financing statements or amendments to UCC financing statements and UCC financing statement searches, as Lender shall reasonably request to evidence the perfection and priority of the security interests granted to Collateral Agent and Lender pursuant to Section 4. Each Co-Borrower authorizes Collateral Agent and Lender to file any UCC financing statements, continuations of or amendments to UCC financing statements they deem necessary to perfect its security interest in the Collateral.

(f)    Funding Certificate. Borrower Representative shall have duly executed and delivered to Lender a Funding Certificate for such Loans.

(g)   Representations and Warranties. The representations and warranties made by any Co-Borrower in Section 5 and in the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such Funding Date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date).

3.3  Conditions Precedent to Making Loan E and Loan F. If Lender elects, in its sole and absolute discretion, to make Loan E and/or Loan F, the obligation of Lender to make Loan E or Loan F shall be further subject to satisfaction of the following conditions as of the applicable Funding Date:

(a)    No Default. No Default or Event of Default shall have occurred that has not been waived by Lender.

(b)   Note. Each Co-Borrower shall have duly executed and delivered a Note in the amount of Loan E to Lender, and a Note in the amount of Loan F to Lender.

(c)    Warrants. Borrower Representative shall have provided Lender with Warrants, dated as of such Funding Date, duly executed by Borrower Representative, in form and substance acceptable to Lender.

(d)   Funding Certificate. Borrower Representative shall have duly executed and delivered to Lender a Funding Certificate for such Loans.

(e)    Twelve-Month Trailing Net Revenue. Borrower Representative shall have provided evidence to Lender acceptable to Lender in its sole discretion that Co-Borrowers and their Subsidiaries have achieved Trailing Twelve-Month Net Revenue in an amount not less than $25,000,000 as of the last day of the calendar month immediately preceding the Funding Date of Loan E and Loan F.

(f)    Representations and Warranties. The representations and warranties made by any Co-Borrower in Section 5 and in the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such Funding Date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date).

3.4  Conditions Precedent to Making Loan G and Loan H. If Lender elects, in its sole and absolute discretion, to make Loan G and/or Loan H, the obligation of Lender to make Loan G or Loan H is further subject to satisfaction of the following conditions as of the applicable Funding Date:

(a)    No Default. No Default or Event of Default shall have occurred that has not been waived by Lender.

(b)   Note. Each Co-Borrower shall have duly executed and delivered a Note in the amount of Loan G to Lender, and a Note in the amount of Loan H to Lender.

(c)    Warrants. Borrower Representative shall have provided Lender with Warrants, dated as of such Funding Date, duly executed by Borrower Representative, in form and substance acceptable to Lender.

(d)   Funding Certificate. Borrower Representative shall have duly executed and delivered to Lender a Funding Certificate for such Loans.

(e)    Twelve-Month Trailing Net Revenue. Borrower Representative shall have provided evidence to Lender acceptable to Lender in its sole discretion that Co-Borrowers and their Subsidiaries have achieved Trailing Twelve-Month Net Revenue in an amount not less than $40,000,000 as of the last day of the calendar month immediately preceding the Funding Date of Loan G and Loan H.

(f)    Representations and Warranties. The representations and warranties made by any Co-Borrower in Section 5 and in the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such Funding Date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date).

3.5  Conditions Precedent to Making Loan I and Loan J. If Lender elects, in its sole and absolute discretion, to make Loan I and/or Loan J, the obligation of Lender to make Loan I or Loan J is further subject to satisfaction of the following conditions as of the applicable Funding Date:

(a)    No Default. No Default or Event of Default shall have occurred that has not been waived by Lender.

(b)   Note. Each Co-Borrower shall have duly executed and delivered a Note in the amount of Loan I to Lender, and a Note in the amount of Loan J to Lender.

(c)    Warrants. Borrower Representative shall have provided Lender with Warrants, dated as of such Funding Date, duly executed by Borrower Representative, in form and substance acceptable to Lender.

(d)   Funding Certificate. Borrower Representative shall have duly executed and delivered to Lender a Funding Certificate for such Loans.

(e)    Twelve-Month Trailing Net Revenue. Borrower Representative shall have provided evidence to Lender acceptable to Lender in its sole discretion that Co-Borrowers and their Subsidiaries have achieved Trailing Twelve-Month Net Revenue in an amount not less than $70,000,000 as of the last day of the calendar month immediately preceding the Funding Date of Loan I and Loan J.

(f)    Representations and Warranties. The representations and warranties made by any Co-Borrower in Section 5 and in the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such Funding Date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date).

3.6  Covenant to Deliver. Each Co-Borrower agrees (not as a condition but as a covenant) to deliver to Lender each item required to be delivered to Lender as a condition to each Loan, if such Loan is advanced. Each Co-Borrower expressly agrees that the extension of any Loan prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of any Co-Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Lender’s sole discretion.

4.      Creation of Security Interest.

4.1  Grant of Security Interests. Each Co-Borrower grants to Collateral Agent and Lender a valid, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by each Co-Borrower of each of its covenants and duties under each of the Loan Documents (other than the Warrants). The “Collateral” shall mean and include all right, title, interest, claims and demands of each Co-Borrower in the following:

(a)    All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b)   All inventory now owned or hereafter acquired, including all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of any Co-Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and each Co-Borrower’s books relating to any of the foregoing;

(c)    All contract rights and general intangibles (including Intellectual Property), now owned or hereafter acquired, including goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;

(d)   All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to any Co-Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by any Co-Borrower (subject, in each case, to the contractual rights of third parties to require funds received by any Co-Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by any Co-Borrower and each Co-Borrower’s books relating to any of the foregoing;

(e)    All documents, cash, deposit accounts, letters of credit and letters of credit rights (whether or not the letter of credit is evidenced by a writing) and other supporting obligations, certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and each Co-Borrower’s books relating to the foregoing; and

(f)    To the extent not covered by clauses (a) through (e), all other personal property of each Co-Borrower, whether tangible or intangible, and any and all rights and interests in any of the above and the foregoing and, any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property.

Notwithstanding the foregoing, the Collateral shall not include any Excluded Property.

4.2  After-Acquired Property. If any Co-Borrower shall at any time acquire a commercial tort claim, as defined in the Code, with a value in excess of $250,000, Co-Borrowers shall promptly (and in any event, within one Business Day) notify Collateral Agent and Lender in writing signed by Co-Borrowers of the brief details thereof and shall grant to Collateral Agent and Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Collateral Agent and Lender.

4.3  Duration of Security Interest. Collateral Agent’s and Lender’s security interest in the Collateral shall continue until the release or other disposition of such Collateral as permitted by this Agreement or indefeasible payment in full and the satisfaction of all Obligations, and termination of Lender’s commitment to fund the Loans, whereupon such security interest shall automatically terminate, without delivery of any instrument or performance of any act by any party. Collateral Agent and Lender shall, at Co-Borrowers’ sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to make effective the release contemplated by this Section 4.3, including duly authorizing and delivering termination statements for filing in all relevant jurisdictions under the Code.

4.4  Location and Possession of Collateral. Except for tangible Collateral having an aggregate value not to exceed $250,000 and Collateral in transit, all tangible Collateral is and shall remain in the possession of Co-Borrowers at its location listed on the cover page hereof or as set forth in the Disclosure Schedule. Co-Borrowers shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Collateral Agent or Lender for perfection of the security interests therein created hereunder) and so long as no Event of Default has occurred, shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and use of the Collateral shall at all times be subject to the observance and performance of the terms of this Agreement.

4.5  Delivery of Additional Documentation Required. Each Co-Borrower shall from time to time execute and deliver to Collateral Agent and Lender, at the reasonable request of Collateral Agent or Lender, all financing statements and other documents Collateral Agent or Lender may reasonably request, in form reasonably satisfactory to Collateral Agent and Lender, to perfect and continue Collateral Agent’s and Lender’s perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

4.6  Right to Inspect. Collateral Agent and Lender (through any of their officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time, during each Co-Borrower’s usual business hours, to inspect the books and records of each Co-Borrower and Subsidiaries and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify each Co-Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral. Any inspection, discussion, test or appraisal conducted hereunder shall be conducted at the sole cost and expense of Co-Borrowers; provided that, the Co-Borrowers shall only be obligated to reimburse Lender and Collateral Agent for the costs and expenses of one such inspection, test or appraisal per calendar year, unless an Event of Default has occurred and is continuing.

4.7  Intellectual Property.

(a)    [Reserved].

(b)   Co-Borrowers shall notify Lender on or before the federal registration or filing by any Co-Borrower of any patent or patent application, or trademark or trademark application, or copyright or copyright application that is material to the business of any Co-Borrower, and at Lender’s reasonable request, Co-Borrowers shall promptly execute and deliver to Lender any grants of security interests in same, in form acceptable to Lender, to file with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

4.8  Protection of Intellectual Property. Each Co-Borrower shall:

(a)    protect, defend and maintain the validity and enforceability of its Intellectual Property, subject to each Co-Borrower’s reasonable business judgement and consistent with past business practices, and advise Collateral Agent in writing of material infringements upon becoming aware of the same;

(b)   not allow any Intellectual Property material to any Co-Borrower’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent, except as determined in such Co-Borrower’s reasonable business judgment and consistent with past business practices;

(c)    provide written notice to Collateral Agent within ten (10) Business Days of entering or becoming bound by any Restricted License; and

(d)   take such commercially reasonable efforts to take such steps as Collateral Agent or Lender reasonably requests in writing to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Collateral Agent and Lender to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Collateral Agent and Lender to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Collateral Agent’s or Lender’s rights and remedies under this Agreement and the other Loan Documents.

5.      Representations and Warranties. Except as set forth in the Disclosure Schedule, each Co-Borrower represents and warrants as follows:

5.1  Organization and Qualification. Each Co-Borrower and its Subsidiaries is an entity duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, as applicable, and qualified and licensed to do business in, and is in good standing in, any jurisdiction in which the conduct of its business or its ownership of Property requires that it be so qualified and licensed or in which the Collateral is located, except for such jurisdictions as to which any failure to so qualify would not have a Material Adverse Effect.

5.2  Authority. Each Co-Borrower has all necessary power and authority to execute, deliver, and perform in accordance with the terms thereof, the Loan Documents to which it is a party. Each Co-Borrower and its Subsidiaries has all requisite power and authority to own and operate their Property and to carry on their businesses as now conducted, except to the extent where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Each Co-Borrower and its Subsidiaries have obtained all licenses, permits, approvals and other authorizations necessary for the operation of their business, except to the extent where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.3  Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which any Co-Borrower is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the articles or certificate of incorporation or formation, as applicable, the by-laws, or any other organizational documents of any Co-Borrower or any law or any regulation, order, writ, injunction or decree of any court or Governmental Authority by which any Co-Borrower or any Subsidiary or any of their respective property or assets may be bound or affected, except where the breach of which would not reasonably be expected to have a Material Adverse Effect, or any material agreement or instrument to which any Co-Borrower is a party or by which it or any of its Property is bound or to which it or any of its Property is subject, or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens.

5.4  Authorization; Enforceability. The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurrence of the Loans, the execution and delivery of the other Loan Documents to which any Co-Borrower is a party and the consummation of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of each Co-Borrower. No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, any Person is, was or will be necessary to (a) the valid execution and delivery of any Loan Document to which any Co-Borrower is a party, (b) the performance of any Co-Borrower’s obligations under any Loan Document or (c) the granting of the security interest in the Collateral, except for (i) filings in connection with the perfection of the security interest in any of the Collateral, (ii) those the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect, or (iii) the issuance of the Warrants. The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of each Co-Borrower, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.5  No Prior Encumbrances. Each Co-Borrower has good and marketable title to the Collateral, free and clear of Liens except for Permitted Liens. Each Co-Borrower has good title and ownership of, or is licensed under, all of such Co-Borrower’s current Intellectual Property. Each Co-Borrower is the sole owner of the Intellectual Property which it owns or purports to own. Each issued patent which it owns or purports to own and which is material to any Co-Borrower’s business is valid, and to the knowledge of such Co-Borrower, enforceable, and no part of the Intellectual Property which any Co-Borrower owns or purports to own and which is material to any Co-Borrower’s business has been judged invalid or unenforceable, in whole or in part. No Co-Borrower is a party to, nor is it bound by, any Restricted License. No Co-Borrower has received any written communications alleging that any Co-Borrower has violated, or by conducting its business as proposed, would violate any Intellectual Property rights of any other Person in a material manner. No Co-Borrower has any knowledge of any infringement or violation by it of the Intellectual Property rights of any third party and has no knowledge of any violation or infringement by a third party of any of its Intellectual Property. The Collateral and the Intellectual Property constitute substantially all of the assets and property of Co-Borrowers, and each Co-Borrower owns or otherwise has the necessary rights to use all Intellectual Property that is material to with the business of such Co-Borrower and its Subsidiaries, free and clear of any Liens other than Permitted Liens.

5.6  Security Interest. The provisions of this Agreement create legal and valid security interests in the Collateral in favor of Collateral Agent and Lender, and, assuming the proper filing of one or more financing statement(s) identifying the Collateral with the proper state and/or local authorities, the security interests in the Collateral granted to Collateral Agent and Lender pursuant to this Agreement (a) constitute and will continue to constitute first priority security interests (except to the extent any Permitted Liens may have a superior priority to Collateral Agent’s and Lender’s Liens under this Agreement) to the extent such security interest can be perfected by the filing of an appropriately prepared financing statement with the appropriate jurisdiction and (b) are and will continue to be superior and prior to the rights of all other creditors of each Co-Borrower (except to the extent any Permitted Liens may have a superior priority to Collateral Agent’s and Lender’s Liens under this Agreement).

5.7  Name; Location of Chief Executive Office, Principal Place of Business and Collateral. No Co-Borrower has done any business under any name other than that specified on the signature page hereof. Each Co-Borrower’s jurisdiction of incorporation or formation, as applicable, chief executive office, principal place of business, and the place where such Co-Borrower maintains its records concerning the Collateral are presently located in the state and at the address set forth on the cover page of this Agreement. As of the date hereof, the Collateral is presently located at the address set forth on the cover page hereof or as set forth in the Disclosure Schedule.

5.8  Litigation. There are no actions or proceedings pending by or against any Co-Borrower or any Subsidiary before any court, arbitral tribunal, regulatory organization, administrative agency or similar body in which an adverse decision would reasonably be expected to have a Material Adverse Effect. No Co-Borrower has any knowledge of any such pending or threatened actions or proceedings.

5.9  Financial Statements. All financial statements relating to any Co-Borrower, any Subsidiary that have been or may hereafter be delivered by any Co-Borrower to Collateral Agent or Lender present fairly in all material respects such Co-Borrower’s Consolidated financial condition as of the date thereof and such Co-Borrower’s Consolidated results of operations for the period then ended.

5.10       No Material Adverse Effect. No event has occurred and no condition exists which would reasonably be expected to have a Material Adverse Effect since December 31, 2024.

5.11       Full Disclosure. No representation, warranty or other statement made by any Co-Borrower in any Loan Document (including the Disclosure Schedule), certificate or written statement furnished to Collateral Agent or Lender (other than any forecasts or projections), when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered. All projections and forecasts delivered to Collateral Agent and Lender by any Co-Borrower, represent the Co-Borrowers’ good faith estimate of future financial performance and are based on assumptions believed by the Co-Borrowers to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Collateral Agent and Lender that projections and forecasts as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections or forecasts may differ from the projected or forecasted results and such differences may be material. There is no fact known to any Co-Borrower which materially adversely affects, or which could in the future be reasonably expected to materially adversely affect, its ability to perform its obligations under this Agreement.

5.12       Solvency, Etc. The Co-Borrowers, taken as a whole, are Solvent (as defined below) and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, the Co-Borrowers, taken as a whole, will be Solvent. “Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

5.13       Subsidiaries. As of the date hereof, no Co-Borrower has any Subsidiaries except as set forth in the Disclosure Schedule.

5.14       Capitalization. All issued and outstanding Equity Securities of each Co-Borrower and its Subsidiaries are duly authorized and validly issued, fully paid and non-assessable, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities, except for such compliance with such laws that would not reasonably be expected to result in a Material Adverse Effect.

5.15       Catastrophic Events; Labor Disputes. No Co-Borrower, nor any Subsidiary, nor any of their respective Property is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that would reasonably be expected to have a Material Adverse Effect. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which any Co-Borrower or any Subsidiary is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of any Co-Borrower, jurisdictional disputes or organizing activity occurring or threatened which would reasonably be expected to have a Material Adverse Effect.

5.16       No Present Intention to Terminate. To the knowledge of each Co-Borrower, no officer of any Co-Borrower, and no employee of any Co-Borrower whose termination, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, has any present intention of terminating his or her employment with such Co-Borrower.

5.17       No Plan Assets. No Co-Borrower nor any Subsidiary is an “employee benefit plan,” as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA, and none of the assets of any Co-Borrower or any Subsidiary constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) no Co-Borrower nor any Subsidiary is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with any Co-Borrower or any Subsidiary are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.

5.18       Sanctions, Etc. No Co-Borrower, nor any Subsidiary, or, (i) to any Co-Borrower’s knowledge, any director, officer, employee, or agent of any Co-Borrower or any Subsidiary, or (ii) to any Co-Borrower’s actual knowledge, any Affiliate of any Co-Borrower or any Subsidiary, is a Person that is, or is owned or controlled by Persons that are, (a) the subject or target of any Sanctions, (b) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions or (c) a Restricted Entity. To the best of each Co-Borrower’s knowledge, as of the date hereof and at all times throughout the term of this Agreement, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, none of the funds of any Co-Borrower, any Subsidiary or, to any Co-Borrower’s knowledge, of their respective Affiliates have been (or will be) derived from any unlawful activity with the result that the investment in the respective party (whether directly or indirectly), is prohibited by applicable law or the Loans are in violation of applicable law.

5.19       Regulatory Compliance. No Co-Borrower is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System. No Co-Borrower nor any Subsidiary is an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940. No Co-Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no proceeds of any Loan will be used to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

5.20       Payment of Taxes. All federal income and other material tax returns, reports and statements (including any required attachments thereto or amendments thereof) of each Co-Borrower and its Subsidiaries filed or required to be filed by any of them have been filed (or extensions have been obtained and such extensions have not expired) and all taxes shown on such tax returns as due and payable and all other material taxes imposed on each Co-Borrower and its Subsidiaries that are due and payable and all material governmental assessments, fees and other governmental charges upon any Co-Borrower, its Subsidiaries and their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except for the payment of any such taxes, assessments, fees and other governmental charges which are not yet delinquent or are being diligently contested by Co-Borrowers in good faith by appropriate proceedings and for which adequate reserves have been made under GAAP. To the knowledge of each Co-Borrower, no tax return of any Co-Borrower or any Subsidiary is currently under an audit or examination, and no Co-Borrower has received written notice of any proposed audit or examination, in each case, where a material amount of tax is at issue. No Co-Borrower is an “S corporation” within the meaning of Section 1361(a)(1) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

5.21       Anti-Terrorism Laws. No Co-Borrower will, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as lender, underwriter, advisor, investor or otherwise), or (iii) in any manner that would, directly or indirectly, benefit any Restricted Entity. Lender hereby notifies Co-Borrowers that pursuant to the requirements of Anti-Terrorism Laws, and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies each Co-Borrower and its principals, which information includes the name and address of such Co-Borrower and its principals and such other information that will allow Lender to identify such party in accordance with Anti-Terrorism Laws.

6.      Affirmative Covenants. Each Co-Borrower, until the full and complete payment of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), covenants and agrees that:

6.1  Good Standing. Each Co-Borrower shall maintain, and cause each of its Subsidiaries to maintain, its corporate existence and its good standing in its jurisdiction of incorporation or formation, as applicable, and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect. Each Co-Borrower shall maintain, and cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which would reasonably be expected to have a Material Adverse Effect.

6.2  Government Compliance. Each Co-Borrower shall comply, and cause each of its Subsidiaries to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.3  Financial Statements, Reports, Certificates. Each Co-Borrower shall deliver to Lender: (a) as soon as available, but in any event within 45 days after the end of each month, a Co-Borrower prepared balance sheet, income statement and cash flow statement covering such Co-Borrower’s operations during such period and for the period beginning with the first day of the applicable fiscal year and ending on the last day of such month, and aging of Co-Borrower’s accounts receivable and accounts payable, to the extent such financial materials are prepared and delivered to the members of the board of directors of such Co-Borrower, all certified by such Co-Borrower’s president, treasurer or chief financial officer (each, a “Responsible Officer”); (b) as soon as available, but in any event within 90 days after the end of each Co-Borrower’s fiscal year, audited Consolidated financial statements of each Co-Borrower prepared in accordance with GAAP, together with an unqualified opinion on such financial statements of a nationally recognized or other independent public accounting firm reasonably acceptable to Lender; (c) as soon as available, but in any event within 30 days after the end of each Co-Borrower’s fiscal year, such Co-Borrower’s board-approved operating budget and plan for the next fiscal year; and (d) such other all other information (including, without limitation, business or financial data, reports, appraisals and projections) concerning any Co-Borrower and its Subsidiaries, or their respective properties or business, as Lender may reasonably request from time to time. In addition, each Co-Borrower shall deliver to Lender (A) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by such Co-Borrower to its security holders, (B) promptly (and in any event, within one Business Day) upon receipt of notice thereof, a report of any material legal actions pending or threatened against any Co-Borrower or any Subsidiary or the commencement of any action, proceeding or governmental investigation involving any Co-Borrower or any Subsidiary is commenced that is reasonably expected to result in damages or costs to any Co-Borrower of $250,000 or more, (C) promptly following receipt, copies of any material notices (including notices of default) received in connection with any Material Contract, and (D) promptly upon receipt thereof, copies of all detailed financial and management reports submitted to any Co-Borrower by independent auditors in connection with each annual or interim audit made by those auditors of the books of any Co-Borrower. Documents required to be delivered pursuant to Section 6.3(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Representative files or furnishes such financial statements and other information with the Securities and Exchange Commission via the EDGAR filing system or any successor electronic delivery procedures; or (ii) on which such documents are posted on the Borrower Representative’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender).

6.4  Certificates of Compliance. Each time financial statements are furnished pursuant to Section 6.3 above, Borrower Representative shall deliver to Lender an Officer’s Certificate signed by a Responsible Officer in the form of, and certifying to the matters set forth in Exhibit E hereto.

6.5  Notice of Defaults. As soon as possible, and in any event within (i) five (5) days after the discovery of a Default or an Event of Default and (ii) two (2) Business Days following receipt of written notice from Ligand of any breach, default or event of default under the Zelsuvmi License Agreement, Borrower Representative shall provide Lender with a certificate certified by a Responsible Officer setting forth the facts relating to or giving rise to such Default, Event of Default or breach and the action which Co-Borrowers propose to take with respect thereto.

6.6  Taxes. Each Co-Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes required by law to be paid or imposed upon any Property belonging to it, and will execute and deliver to Collateral Agent and Lender, on demand, appropriate certificates attesting to the payment or deposit thereof; and each Co-Borrower will make, and cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws to be paid or withheld by it, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Collateral Agent and Lender with proof satisfactory to Lender indicating that such Co-Borrower and each Subsidiary has made such payments or deposits; provided that no Co-Borrower shall be required to make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings which suspend the collection thereof (provided, that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to any Co-Borrower and that Co-Borrowers have adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of Co-Borrowers in accordance with GAAP).

6.7  Use; Maintenance. Each Co-Borrower shall keep and maintain all items of equipment and other similar types of personal property that form any significant portion or portions of the Collateral in good operating condition and repair (except for ordinary wear and tear incurred in the ordinary course of business) and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect. No Co-Borrower shall permit any such material item of Collateral to become a fixture to real estate or an accession to other personal property, without the prior written consent of Collateral Agent and Lender. No Co-Borrower shall permit any such material item of Collateral to be operated or maintained in violation of any applicable law, statute, rule or regulation, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect. With respect to items of leased equipment (to the extent Collateral Agent and Lender have any security interest in any residual Co-Borrower’s interest in such equipment under the lease), Co-Borrowers shall keep, maintain, repair, replace and operate such leased equipment in accordance with the terms of the applicable lease, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

6.8  Insurance. Each Co-Borrower shall keep its business and the Collateral insured for risks and in amounts standard for companies in such Co-Borrower’s industry and location, and as Collateral Agent or Lender may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Collateral Agent and Lender. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent and Lender as an additional loss payee and all liability policies shall show Collateral Agent and Lender as an additional insured and all policies shall provide that the insurer must give Collateral Agent at least 30 days’ notice before canceling its policy. At Collateral Agent’s or Lender’s request, each Co-Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any property policy shall, at Collateral Agent’s or Lender’s option, be payable to Collateral Agent, for the benefit of Lender, or to Lender on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred that has not been waived by Lender, each Co-Borrower shall have the option of applying the proceeds of any property policy, toward the replacement or repair of destroyed or damaged property; provided that (a) any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent and Lender have been granted a first priority security interest (subject to Permitted Liens) and (b) after the occurrence of an Event of Default all proceeds payable under such property policy shall, at the option of Collateral Agent or Lender, be payable to Collateral Agent, for the benefit of Lender, or to Lender on account of the Obligations. If any Co-Borrower fails to obtain insurance as required under Section 6.8 or to pay any amount or furnish any required proof of payment to third persons and Collateral Agent, Collateral Agent or Lender may make all or part of such payment or obtain such insurance policies required in Section 6.8, and take any action under the policies Collateral Agent or Lender reasonably deems prudent. On or prior to the first Funding Date and prior to each policy renewal, each Co-Borrower shall furnish to Collateral Agent certificates of insurance or other evidence satisfactory to Collateral Agent that insurance complying with all of the above requirements is in effect.

6.9  Further Assurances. At any time, and from time to time, each Co-Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Collateral Agent or Lender to make effective the purposes of this Agreement, including the continued perfection and priority of Collateral Agent’s and Lender’s security interest in the Collateral.

6.10       Post-Closing Covenants.

(a)    Landlord Agreements. Each Co-Borrower shall have used commercially reasonable efforts to provide Lender with a Landlord Agreement executed and delivered by each landlord or third-party, as applicable, within forty-five (45) days of the Closing Date, for each location where any Co-Borrower’s books and records and the Collateral is located (unless a Co-Borrower is the fee owner thereof) including, without limitation, the property located at 4020 Stirrup Creek Dr., Suite 110 Durham, NC 27703.

(b)   Reedy Creek Intercreditor Agreement. Each Co-Borrower shall have used commercially reasonable efforts to provide Lender with an intercreditor agreement, in form and substance substantially identical to the Intercreditor Agreements, executed and delivered by Reedy Creek, within forty-five (45) days of the Closing Date.

(c)    Reedy Creek Purchase and Sale Agreement. Each Co-Borrower shall refrain from amending, restating, supplementing or otherwise modifying the Reedy Creek Purchase Agreement as in effect on the date of this Agreement until the earlier to occur of (i) delivery of an intercreditor agreement in form and substance substantially identical to the Intercreditor Agreement, executed and delivered by Reedy Creek and each Co-Borrower, and (ii) the full and complete payment of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted).

(d)   Each Co-Borrower shall provide Lender with grants of security interest in all of such Co-Borrower’s patents and patent applications, trademarks and trademarks applications, and copyrights and copyright applications, including, without limitation, as listed on Schedule 6.10(d) of the Disclosure Schedule, in form acceptable to Lender, to file with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, within ten (10) Business Days of the Closing Date.

6.11       Subsidiaries. Each Co-Borrower, upon Lender’s or Collateral Agent’s request, shall cause any Subsidiary (other than any Excluded Subsidiary) to provide Lender and Collateral Agent with a guaranty of the Obligations and a security interest in such Subsidiary’s assets to secure such guaranty.

6.12       Keeping of Books. Each Co-Borrower shall keep proper books of record and account, in which full and correct in all material respects entries shall be made of all financial transactions and the assets and business of such Co-Borrower and its Subsidiaries in accordance with GAAP.

6.13       Cash on Deposit.

(a)    Commencing as of the date of this Agreement, and continuing until the date (the “Cash Covenant Milestone Date”) on which Borrower Representative provides Lender with evidence acceptable to Lender in its sole discretion that Co-Borrowers have achieved Trailing Six-Month Net Revenue in an amount not less than $30,000,000 as of the last day of the calendar month immediately preceding the Cash Covenant Milestone Date, Co-Borrowers shall maintain cash on deposit, in accounts over which Lender maintains an Account Control Agreement, in an aggregate amount not less than $10,000,000 at all times.

(b)   Subject to Section 6.13(c), commencing as of the Cash Covenant Milestone Date and continuing until repayment in full of all Obligations, Co-Borrowers shall maintain cash on deposit, in accounts over which Lender maintains an Account Control Agreement, in an aggregate amount not less than $7,500,000 at all times.

(c)    If at any time following the Cash Covenant Milestone Date, the Trailing Six-Month Net Revenue shall be less than $30,000,000 as of any date of determination, Co-Borrowers shall comply with Section 6.13(a) as though such Cash Covenant Milestone Date had not occurred.

(d)   Each Co-Borrower shall take all steps reasonably required to ensure that Lender obtains and maintains, until the indefeasible repayment in full of the Obligations, electronic, read-only access to each Co-Borrower’s deposit accounts, to allow Lender to view such deposit accounts, including the ability to view details on each transaction relating to each such deposit account.

7.      Negative Covenants. Each Co-Borrower, until the full and complete payment of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), covenants and agrees that such Co-Borrower shall not:

7.1  Chief Executive Office. Change its name, jurisdiction of incorporation or formation, as applicable, chief executive office, principal place of business or any of the items set forth in Section 1 of the Disclosure Schedule without 10 days’ prior written notice to Collateral Agent.

7.2  Collateral Control. Subject to its rights under Sections 4.4 and 7.4, remove any items of Collateral from any Co-Borrower’s facility located at the address(es) set forth on the cover page hereof or as set forth on the Disclosure Schedule.

7.3  Liens. Create, incur, allow or suffer, or permit any Subsidiary to create, incur, allow or suffer, any Lien on any of its property, or assign or convey any right to receive income, including the sale of any accounts except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens that are permitted by the terms of this Agreement to have priority to Collateral Agent’s and Lender’s Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the benefit of Lender, or Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Co-Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any Co-Borrower’s or any Subsidiary’s Intellectual Property, except (a) as otherwise permitted in Section 7.4 hereof and (b) as permitted in the definition of “Permitted Liens” herein.

7.4  Other Dispositions of Collateral. Convey, sell, lease or otherwise dispose of, or permit any Subsidiary to convey, sell, lease or otherwise dispose, of all or any part of the Collateral to any Person (collectively, a “Transfer”), except for: (a) Transfers of inventory in the ordinary course of business including due to quality control protocols rendering such inventory as non-salable; (b) Transfers of worn-out or obsolete equipment made in the ordinary course of business; (c) Transfers permitted under subsection (g) of the definition of “Permitted Liens” with respect to Collateral; (d) Transfers of cash equivalents in the ordinary course of business; (e) conversions of cash equivalents into cash or other cash equivalents; (f) Transfers of past due accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or, in the case of accounts receivable in default, in connection with the collection or compromise thereof and in any event, not involving any securitization thereof; (g) (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business; (h) Transfers of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding); (i) Transfers of property by (i) a Co-Borrower or any Subsidiary of a Co-Borrower to a Co-Borrower or (ii) Transfers by any Subsidiary that is not a guarantor of the Obligations to any other Subsidiary; (j) Transfers not otherwise permitted hereunder which are made for fair market value in an aggregate amount not to exceed $500,000 in any fiscal year, provided that at the time of such Transfer, no Event of Default shall exist or shall result from such Transfer; (k) to the extent constituting a Transfer, transactions permitted under Section 7.5; (1) the abandonment or cancellation of patents, trademarks, copyrights or other Intellectual Property which are, as of the date of abandonment, not material to the business of any Co-Borrower or any Subsidiary; (m) licenses of Intellectual Property permitted pursuant to clause (g) of the definition of Permitted Liens; (n) Transfers pursuant to the terms of the Permitted Indebtedness Documents; and (o) Transfers of the Equity Securities and/or assets of Channel Pharmaceutical, Chromocell and their Subsidiaries so long as in the case of this clause (o), both (i) the proceeds of any such Transfer under this clause (o) are deposited and held in Accounts of Co-Borrowers that are subject to Account Control Agreements and (ii) either (1) such Transfer is approved by a majority of the members of the Board of Directors of Borrower Representative that are not representatives of Ligand or any Affiliates of Ligand, or (2) none of Ligand nor any Affiliate of Ligand is a purchaser of or investor in the Equity Securities and/or assets of Channel Pharmaceutical, Chromocell or their Subsidiaries, as applicable, in connection with the Transfer.

7.5  Distributions. (a) Pay any dividends or make any distributions, or permit any Subsidiary to pay any dividends or make any distributions, on their respective Equity Securities; (b) purchase, redeem, retire, defease or otherwise acquire, or permit any Subsidiary to purchase, redeem, retire, defease or otherwise acquire, for value any of their respective Equity Securities (other than repurchases or similar payments with respect to equity or equity-like securities pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed $250,000 in any fiscal year); (c) return, or permit any Subsidiary to return, any capital to any holder of its Equity Securities as such (other than (i) repurchases or similar payments with respect to equity or equity-like securities pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or other similar arrangements); (d) make, or permit any Subsidiary to make, any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or (e) set apart any sum for any such purpose; provided, however, (A) any Co-Borrower or Subsidiary may pay dividends solely to a Co-Borrower or another wholly-owned Subsidiary (other than any Excluded Subsidiary), (B) any Co-Borrower or Subsidiary may pay dividends payable solely in such Co-Borrower’s or a Subsidiary’s common stock, and (C) as otherwise permitted under Section 7.4 of this Agreement.

7.6  Mergers or Acquisitions. Merge or consolidate, or permit any Subsidiary to merge or consolidate, with or into any other Person or acquire, or permit any Subsidiary to acquire, all or substantially all of the capital stock or assets of another Person; provided that (a) any Subsidiary may merge into another Subsidiary (other than any Excluded Subsidiary), (b) any Subsidiary may merge into any Co-Borrower so long as such Co-Borrower is the surviving entity, (c) a Subsidiary may become a Subsidiary of another Co-Borrower, and (d) any Co-Borrower may consummate a Permitted Acquisition.

7.7  Change in Business or Ownership. Engage, or permit any Subsidiary to engage, in any business other than the businesses currently engaged in by such Co-Borrower or such Subsidiary, as applicable, or reasonably related, similar or incidental thereto or have a material change in such Co-Borrower’s ownership equal to or greater than fifty percent (50%) other than to venture capital investors so long as such Co-Borrower identifies to Lender and Collateral Agent the venture capital investors prior to the execution of a definitive agreement relating to such change of ownership and any such venture capital investors that purchase or otherwise acquire twenty-five percent (25%) or more of the ownership of such Co-Borrower in one or a series of transactions have cleared Lender’s “know your customer” checks. For the avoidance of doubt, nothing contained in this Agreement shall preclude Borrower Representative from dissolving or disposing of Channel Pharmaceutical and/or Chromocell, so long as such dissolution or disposition is made in conformity with the obligations set forth in Section 7.4(o) above and Borrower Representative promptly provides Collateral Agent and Lender with evidence of the same.

7.8  Transactions With Affiliates; Creation of Subsidiaries. (a) Enter, or permit any Subsidiary to enter, into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except existing transactions that have occurred or are in effect as of the Closing Date and as set forth on the Disclosure Schedule (“Disclosed Affiliate Transactions”), and including agreements entered into after the date hereof that are related to such Disclosed Affiliate Transactions, or upon terms at least as favorable to such Co-Borrower or such Subsidiary, as applicable, as an arms-length transaction with Persons who are not Affiliates of such Co-Borrower or as otherwise permitted under Section 7.4 of this Agreement, or (b) create a Subsidiary without providing at least five (5) Business Days advance notice thereof to Lender and, if requested by Lender, such Subsidiary guarantees the Obligations and grants a security interest in its assets to secure such guaranty, in each case on terms reasonably satisfactory to Collateral Agent and Lender.

7.9  Indebtedness Payments. Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than Permitted Indebtedness and amounts due or permitted to be prepaid under this Agreement, or otherwise in accordance with any applicable intercreditor or subordination agreement including any corresponding Intercreditor Agreement or Subordination Agreement, as applicable).

7.10       Indebtedness. Create, incur, assume or permit, or permit any Subsidiary to create, incur, or permit to exist, any Indebtedness except for Permitted Indebtedness.

7.11       Investments. Make, or permit any Subsidiary to make, any Investment except for Permitted Investments.

7.12       Compliance. (a) Become, or permit any Subsidiary to become, an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940, or undertake as one of its important activities, extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Loan for that purpose; (b) become, or permit any Subsidiary to become, subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money; or (c) (i) fail, or permit any Subsidiary to fail, to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”) that could reasonably be expected to have a Material Adverse Effect, or (ii) permit, or permit any Subsidiary to permit, any nonexempt Reportable Event or Prohibited Transaction, as defined in ERISA Section 4043(c) (other than for which the 30-day notice period has not been waived) and ERISA Section 406 and Code Section 4975 of the Code, respectively, to occur that could reasonably be expected to have a Material Adverse Effect; (d) fail, or permit any Subsidiary to fail, to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have Material Adverse Effect.

7.13       Maintenance of Accounts. Except for Excluded Accounts, (a) maintain any deposit account or securities account except accounts with respect to which Collateral Agent and Lender have obtained a perfected security interest in such accounts through one or more Account Control Agreements or (b) grant or allow any other Person (other than Collateral Agent or Lender) to perfect a security interest in, or enter into any agreements with any Persons (other than Collateral Agent or Lender) accomplishing perfection via control as to, any of its deposit accounts or securities accounts other than in favor of the lender providing Borrower Representative with Indebtedness permitted under subsection (d) of the definition of “Permitted Indebtedness”.

7.14       Negative Pledge Regarding Intellectual Property. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien of any kind upon any of its Intellectual Property or Transfer any such Intellectual Property, whether now owned or hereafter acquired, other than Permitted Liens or as permitted by Section 7.4.

8.      Events of Default. Any one or more of the following events shall constitute an “Event of Default” by Co-Borrowers under this Agreement:

8.1  Failure to Pay. If any Co-Borrower fails to pay when due and payable or when declared due and payable in accordance with the Loan Documents: (a) any Scheduled Payment on the relevant Payment Date or on the relevant Maturity Date; or (b) any other portion of the Obligations within five (5) days after receipt of written notice from Lender that such payment is due.

8.2  Certain Covenant Defaults. If any Co-Borrower fails to perform any obligation arising under Sections 6.5, 6.11 or 6.13 or violates any of the covenants contained in Section 7 of this Agreement.

8.3  Other Covenant Defaults. If any Co-Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement (other than as set forth in Sections 8.1, 8.2 or 8.4 through 8.14), or in any of the other Loan Documents and Co-Borrowers have failed to cure such default within 20 days of the occurrence of such default. During this 20-day period, the failure to cure the default is not an Event of Default but no Loan will be made during the cure period.

8.4  Material Adverse Effect. If there occurs a Material Adverse Effect.

8.5  Zelsuvmi License Agreement. Any material breach shall exist and be continuing under the Zelsuvmi License Agreement for which Ligand has delivered written notice to any Co-Borrower, which results in a right by Ligand, whether or not exercised, to terminate the Zelsuvmi License Agreement.

8.6  Seizure of Assets, Etc. (a) If any material portion of any Co-Borrower’s or any Subsidiary’s assets (i) is attached, seized, subjected to a writ or distress warrant, or is levied upon or (ii) comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 20 days, (b) if any Co-Borrower or any Subsidiary is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, (c) if a judgment or other claim becomes a lien or encumbrance upon any material portion of any Co-Borrower’s or any Subsidiary’s assets or (d) if a notice of lien, levy, or assessment is filed of record with respect to any Co-Borrower’s or any Subsidiary’s assets by the United States Government, or any department agency or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within 20 days after any Co-Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Co-Borrower.

8.7  Service of Process. (a) The service of process upon Collateral Agent or Lender seeking to attach by a trustee or other process any funds of any Co-Borrower on deposit or otherwise held by Collateral Agent or Lender, (b) the delivery upon Collateral Agent or Lender of a notice of foreclosure by any Person seeking to attach or foreclose on any funds of any Co-Borrower on deposit or otherwise held by Collateral Agent or Lender or (c) the delivery of a notice of foreclosure or exclusive control to any entity holding or maintaining any Co-Borrower’s deposit accounts or accounts holding securities by any Person (other than Collateral Agent or Lender) seeking to foreclose or attach any such accounts or securities.

8.8  Default on Indebtedness. Any Event of Default shall exist and be continuing under any agreement with any third party or parties which consists of the failure to pay any Indebtedness for borrowed money of any Co-Borrower or any Subsidiary at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of Indebtedness in an aggregate amount in excess of $500,000.

8.9  Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $500,000 shall be rendered against any Co-Borrower or any Subsidiary and shall remain unsatisfied and unstayed for a period of 30 days or more.

8.10       Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty, representation, statement, certification, or report made to Collateral Agent or Lender by any Co-Borrower.

8.11       Breach of Warrant. If Borrower Representative shall breach any material term of any Warrant.

8.12       Unenforceable Loan Document. If any Loan Document shall in any material respect cease to be, or any Co-Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of such Co-Borrower enforceable in accordance with its terms.

8.13       Involuntary Insolvency Proceeding. (a) If a proceeding shall have been instituted in a court having jurisdiction in the premises (i) seeking a decree or order for relief in respect of any Co-Borrower or any Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) for the appointment of a receiver, liquidator, administrator, assignee, custodian, trustee (or similar official) of any Co-Borrower or any Subsidiary or for any substantial part of its Property or (iii) for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of 45 consecutive days or (b) such court shall enter a decree or order granting the relief sought in any such proceeding.

8.14       Voluntary Insolvency Proceeding. If any Co-Borrower or any Subsidiary shall (a) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) consent to the entry of an order for relief in an involuntary case under any such law, (c) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of any Co-Borrower or any Subsidiary or for any substantial part of its Property, (d) shall make a general assignment for the benefit of creditors, (e) shall fail generally to pay its debts as they become due or (f) take any corporate action in furtherance of any of the foregoing.

9.      Lender’s Rights and Remedies.

9.1  Rights and Remedies. Upon the occurrence of any Default or Event of Default, Lender shall not have any further obligation to advance money or extend credit to or for the benefit of any Co-Borrower. In addition, upon the occurrence of an Event of Default, Collateral Agent and Lender, so long as such Event of Default has not been waived by Lender in writing, shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limitation of the foregoing, Collateral Agent, on behalf of Lender, or Lender may, at its election, without notice of election and without demand, do any one or more of the following, all of which are authorized by each Co-Borrower:

(a)    Acceleration of Obligations. Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including (i) any accrued and unpaid interest, (ii) the amounts which would have otherwise come due under Section 2.3(b)(ii) if the Loans had been voluntarily prepaid, (iii) the unpaid principal balance of the Loans and (iv) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.13 or 8.14 all Obligations shall become immediately due and payable without any action by Collateral Agent or Lender);

(b)   Protection of Collateral. Make such payments and do such acts as Collateral Agent or Lender considers necessary or reasonable to protect Collateral Agent’s and Lender’s security interest in the Collateral. Each Co-Borrower agrees to assemble the Collateral if Collateral Agent or Lender so requires and to make the Collateral available to Collateral Agent or Lender as Collateral Agent or Lender may designate. Each Co-Borrower authorizes Collateral Agent, Lender and their designees and agents to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Collateral Agent’s or Lender’s determination appears or is claimed to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any Co-Borrower’s owned premises, each Co-Borrower hereby grants Collateral Agent and Lender a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Collateral Agent’s and Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(c)    Preparation of Collateral for Sale. Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Collateral Agent, Lender and their agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Co-Borrower’s Intellectual Property, including labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Intellectual Property of a similar nature, now or at any time hereafter owned or acquired by any Co-Borrower or in which any Co-Borrower now or at any time hereafter has any rights; provided that such license (i) shall only be exercisable in connection with the disposition of Collateral upon Collateral Agent’s or Lender’s exercise of its remedies hereunder; (ii) may be exercised only upon the occurrence and so long as such Event of Default has not been waived by Lender in writing; and (iii) applies to the use of the Co-Borrower’s owned trademarks in connection with goods and services of similar type and quality to those theretofore sold by any Co-Borrower under such trademark and consistent with the historical use (including the associated standards of quality) of such trademark and the activities conducted thereunder;

(d)   Sale of Collateral. Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Co-Borrower’s premises) as Collateral Agent or Lender determines are commercially reasonable; and

(e)    Purchase of Collateral. Credit bid and purchase all or any portion of the Collateral at any public sale.

Any deficiency that exists after disposition of the Collateral as provided above will be paid promptly (and in any event, within one Business Day) by Co-Borrowers.

9.2  Set Off Right. Upon the occurrence and so long as such Event of Default has not been waived by Lender in writing, Collateral Agent and Lender may set off and apply to the Obligations any and all Indebtedness at any time owing to or for the credit or the account of any Co-Borrower or any other assets of any Co-Borrower in Collateral Agent’s or Lender’s possession or control.

9.3  Effect of Sale. Upon the occurrence of an Event of Default and so long as such Event of Default has not been waived by Lender in writing, to the extent permitted by law, each Co-Borrower covenants that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of any Co-Borrower, acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Collateral Agent or Lender, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted. Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of each Co-Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against each Co-Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through any Co-Borrower, its successors or assigns.

9.4  Power of Attorney in Respect of the Collateral. Each Co-Borrower does hereby irrevocably appoint Collateral Agent, on behalf of Lender (which appointment is coupled with an interest) the true and lawful attorney in fact of such Co-Borrower, with full power of substitution and in its name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Code or federal law, as may be necessary to perfect or to continue the perfection of Collateral Agent’s and Lender’s security interests in the Collateral. Each Co-Borrower does hereby irrevocably appoint Collateral Agent, on behalf of Lender (which appointment is coupled with an interest) on the occurrence of an Event of Default which has not been waived by Lender in writing, the true and lawful attorney in fact of such Co-Borrower, with full power of substitution and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Collateral Agent or Lender were such Co-Borrower itself; (b) to receive payment of and to endorse the name of such Co-Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Collateral Agent’s or Lender’s possession or under Collateral Agent’s or Lender’s control; (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral; (d) in Collateral Agent’s or Lender’s reasonable discretion to file any claim or take any other action or proceedings, either in its own name or in the name of such Co-Borrower or otherwise, which Collateral Agent or Lender may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Collateral Agent and Lender in and to the Collateral; (e) endorse such Co-Borrower’s name on any checks or other forms of payment or security; (f) sign such Co-Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (g) make, settle, and adjust all claims under such Co-Borrower’s insurance policies; (h) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Collateral Agent or Lender determine reasonable; (i) transfer the Collateral into the name of Collateral Agent, Lender or a third party as the Code permits; and (j) to otherwise act with respect thereto as though Collateral Agent or Lender were the outright owner of the Collateral.

9.5  Lender’s Expenses. If any Co-Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Collateral Agent or Lender may do any or all of the following: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Collateral Agent or Lender reasonably deems prudent. Any amounts paid or deposited by Collateral Agent or Lender shall constitute Lender’s Expenses, shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral. Any payments made by Collateral Agent or Lender shall not constitute an agreement by Collateral Agent or Lender to make similar payments in the future or a waiver by Collateral Agent or Lender of any Event of Default under this Agreement. Co-Borrowers shall pay all reasonable fees and expenses, including Lender’s Expenses, incurred by Collateral Agent or Lender in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due.

9.6  Remedies Cumulative; Independent Nature of Lender’s Rights. Collateral Agent’s and Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Collateral Agent and Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No failure on the part of Collateral Agent or Lender to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right. The Obligations of each Co-Borrower to Lender or Collateral Agent may be enforced by Lender or Collateral Agent against any Co-Borrower in accordance with the terms of this Agreement and the other Loan Documents and, to the fullest extent permitted by applicable law, it shall not be necessary for Collateral Agent or Lender, as applicable, to be joined as an additional party in any proceeding to enforce such Obligations.

9.7  Application of Collateral Proceeds. The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Collateral Agent or Lender, at the time of or received by Collateral Agent or Lender after the occurrence of an Event of Default hereunder and so long as such Event of Default has not been waived by Lender in writing) shall be paid to and applied as follows:

(a)    First, to the payment of out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Collateral Agent or Lender, including Lender’s Expenses;

(b)   Second, to the payment to Lender of the amount then owing or unpaid on the Loans for any accrued and unpaid interest, the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loans had been voluntarily prepaid, the principal balance of the Loans, and all other Obligations with respect to the Loans (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loans, then first, to the unpaid interest thereon ratably, second, to the amounts which would have otherwise come due under Section 2.3(b)(ii) ratably, if the Loans had been voluntarily prepaid, third, to the principal balance of the Loans ratably, and fourth, to the ratable payment of other amounts then payable to Lender under any of the Loan Documents); and

(c)    Third, to the payment of the surplus, if any, to Co-Borrowers, their successors and assigns or to the Person lawfully entitled to receive the same.

9.8  Reinstatement of Rights. If Collateral Agent or Lender shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Collateral Agent and Lender shall be restored to their former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

9.9  [Reserved].

10.  Waivers; Indemnification.

10.1       Demand; Protest. Each Co-Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Collateral Agent or Lender on which any Co-Borrower may in any way be liable.

10.2       Lender’s Liability for Collateral. So long as Collateral Agent and Lender comply with their obligations, if any, under the Code, neither Collateral Agent nor Lender shall in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause other than Collateral Agent’s or Lender’s gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Co-Borrowers.

10.3       Indemnification and Waiver. Whether or not the transactions contemplated hereby shall be consummated:

(a)    General Indemnity. Each Co-Borrower agrees upon demand to pay or reimburse Collateral Agent and Lender for all liabilities, obligations and out-of-pocket expenses, including Lender’s Expenses and reasonable fees and expenses of counsel for Collateral Agent and Lender from time to time arising in connection with the enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any “work-out” in connection with the Loan Documents. Each Co-Borrower shall indemnify, reimburse and hold Collateral Agent, Lender, and each of their respective successors, assigns, agents, attorneys, officers, directors, equity holders, servants, agents and employees (each an “Indemnified Person”) harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such Indemnified Person in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of any applicable Governmental Authority), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to any Co-Borrower’s property), or bodily injury to or death of any person (including any agent or employee of any Co-Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loans or otherwise, the falsity of any representation or warranty of any Co-Borrower or any Co-Borrower’s failure to comply with the terms of this Agreement or any other Loan Document. The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment or product included in the Collateral, (ii) any Claim for infringement of any Intellectual Property arising from any Co-Borrower’s actions (and excluding, for the sake of clarity, any Claims arising from the Collateral Agent’s and/or Lender’s use of the Co-Borrower’s Intellectual Property pursuant to Section 9.1(e)), (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the premises owned, occupied or leased by any Co-Borrower, including any Claims asserted or arising under any Environmental Law, (iv) any Claim for negligence or strict or absolute liability in tort or (v) any Claim asserted as to or arising under any Account Control Agreement or any Landlord Agreement; provided, however, no Co-Borrower shall indemnify any Indemnified Person for any liability (x) incurred by such Indemnified Person as a primary result of such Indemnified Person’s gross negligence or willful misconduct, (y) to the extent such Indemnified Person is in material breach of its duties hereunder, or (z) to the extent such liability has resulted primarily from a dispute solely among Indemnified Persons not arising out of any act or omission on the part of the Co-Borrowers or their Affiliates. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement. Upon Collateral Agent’s or Lender’s written demand, Co-Borrowers shall assume and diligently conduct, at their sole cost and expense, the entire defense of the Indemnified Persons against any indemnified Claim described in this Section 10.3(a); provided that Co-Borrower’s obligation to pay for such defense shall be limited to the reasonable and documented fees and disbursements of one external counsel on behalf of all Indemnified Persons. Co-Borrowers shall not settle or compromise any Claim against or involving Collateral Agent or Lender without first obtaining Collateral Agent’s or Lender’s written consent thereto, which consent shall not be unreasonably withheld. This Section 10.3(a) shall not apply with respect to taxes, other than taxes with respect to a non-tax claim.

(b)   Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, EACH CO-BORROWER AGREES THAT IT SHALL NOT SEEK FROM COLLATERAL AGENT OR LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(c)    Survival; Defense. The obligations in this Section 10.3 shall survive payment of all other Obligations pursuant to Section 12.8. At the election of any Indemnified Person, each Co-Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s reasonable discretion, at the sole cost and expense of Co-Borrowers; provided, that Co-Borrower’s obligation to pay for such defense shall be limited to the reasonable and documented fees and disbursements of one external counsel on behalf of all Indemnified Persons. All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

11.  Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by prepaid nationally recognized overnight courier, or by prepaid facsimile to Borrower Representative, to Collateral Agent or to Lender, as the case may be, at their respective addresses set forth below:

Borrower Representative:	c/o PELTHOS THERAPEUTICS INC. 4020 Stirrup Creek Drive, Suite 110 Durham, NC 27703 Attention: Frank Knuettel, John Gay Ph: 919-208-2400 Email: fknuettel@pelthos.com; jgay@pelthos.com

If to Lender or Collateral Agent:	Horizon Technology Finance Corporation 312 Farmington Avenue Farmington, CT 06032 Attention: Legal Department Ph: (860) 676-8654 Email: legal@horizontechfinance.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12.  General Provisions.

12.1       Successors and Assigns. This Agreement and the Loan Documents shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, neither this Agreement nor any rights hereunder may be assigned by any Co-Borrower without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion. Lender shall have the right, without the consent of or notice to any Co-Borrower to sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder; provided, however, that unless a Specified Event of Default then exists, such assignee shall not be a Disqualified Lender without the prior written consent of the Borrower Representative in its sole discretion. Notwithstanding the foregoing, if a Specified Event of Default then exists, then no consent of or notice to any Co-Borrower shall be required including, without limitation, to an assignee that is a Disqualified Lender; provided, further, that if an Event of Default that is not a Specified Event of Default then exists, such assignee shall not be a Disqualified Lender without the prior written consent of the Borrower Representative in its sole discretion. Collateral Agent and Lender may disclose the Loan Documents and any other financial or other information relating to any Co-Borrower to any potential participant or assignee of any of the Loans; provided that such participant or assignee agrees to be bound by provisions substantially similar to Section 14 herein and to protect the confidentiality of such documents and information using the same measures that it uses to protect its own confidential information.

12.2       Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.3       Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.4       Entire Agreement; Construction; Amendments and Waivers.

(a)    Entire Agreement. This Agreement and each of the other Loan Documents, taken together, constitute and contain the entire agreement among each Co-Borrower, Collateral Agent and Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof. Each Co-Borrower acknowledges that it is not relying on any representation or agreement made by Collateral Agent, Lender or any employee, attorney or agent thereof, other than the specific agreements set forth in this Agreement and the Loan Documents.

(b)   Construction. This Agreement is the result of negotiations between and has been reviewed by each Co-Borrower, Collateral Agent and Lender as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against any Co-Borrower, Collateral Agent or Lender. Each Co-Borrower, Collateral Agent and Lender agree that they intend the literal words of this Agreement and the other Loan Documents and that no parole evidence shall be necessary or appropriate to establish any Co-Borrower’s, Collateral Agent’s or Lender’s actual intentions.

(c)    Amendments and Waivers. Any and all discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents (excluding the Warrants, the provisions of which may be waived only in accordance with the terms thereof) shall not be effective unless the same is in writing and signed by Lender and each Co-Borrower; provided that no such discharge, waiver or consent affecting the rights or duties of the Collateral Agent under this Agreement or any other Loan Document (excluding the Warrants, the provisions of which may be waived only in accordance with the terms thereof) shall be effective unless the same is in writing and signed by Collateral Agent and each Co-Borrower. No amendment or modification of this Agreement or of any of the other Loan Documents shall be effective unless the same is in writing and signed by Lender and each Co-Borrower; provided that no such amendment or modification affecting the rights or duties of the Collateral Agent under this Agreement or any other Loan Document (excluding the Warrants, the provisions of which may be waived only in accordance with the terms thereof) shall be effective unless the same is in writing and signed by Collateral Agent. Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Co-Borrower in any case shall entitle any Co-Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent affected in accordance with this Section 12.4 shall be binding upon Collateral Agent, Lender and on each Co-Borrower.

12.5       Reliance by Lender. All covenants, agreements, representations and warranties made herein by any Co-Borrower shall be deemed to be material to and to have been relied upon by Collateral Agent and Lender, notwithstanding any investigation by Collateral Agent or Lender.

12.6       No Set-Offs by Co-Borrowers. All sums payable by any Co-Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.7       Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts (including signatures delivered by facsimile or other electronic means), each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8       Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations or commitment to fund remain outstanding. The obligations of each Co-Borrower to indemnify Collateral Agent and Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Collateral Agent or Lender have run.

13.  Relationship of Parties. Each Co-Borrower and Lender acknowledge, understand and agree that the relationship between each Co-Borrower, on the one hand, and Lender, on the other, is, and at all times shall remain solely that of a borrower and lender. Lender shall not, under any circumstances, be construed to be a partner or a joint venturer of any Co-Borrower or any of their respective Affiliates; nor shall Lender, under any circumstances, be deemed to be in a relationship of confidence or trust or a fiduciary relationship with any Co-Borrower or any of their respective Affiliates, or to owe any fiduciary duty or any other duty to any Co-Borrower or any of their respective Affiliates. Neither Collateral Agent nor Lender undertakes or assumes any responsibility or duty to any Co-Borrower or any of their respective Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform such Co-Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral held by Collateral Agent or Lender or the operations of any Co-Borrower or any of their respective Affiliates. Each Co-Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Collateral Agent or Lender in connection with such matters is solely for the protection of Collateral Agent and Lender and no Co-Borrower nor any of their respective Affiliates is entitled to rely thereon.

14.  Confidentiality. All information (other than periodic reports filed by Borrower Representative with the Securities and Exchange Commission) disclosed by any Co-Borrower to Collateral Agent or Lender in writing or through inspection pursuant to this Agreement that is marked confidential shall be considered confidential. Collateral Agent and Lender agree to use the same degree of care to safeguard and prevent disclosure of such confidential information as Collateral Agent and Lender uses with its own confidential information, but in any event no less than a reasonable degree of care. Neither Collateral Agent nor Lender shall disclose such information to any third party (other than (a) to another party hereto, (b) to Collateral Agent’s or Lender’s members, partners, attorneys, governmental regulators (including any self-regulatory authority) or auditors, (c) to Collateral Agent’s or Lender’s subsidiaries and affiliates, (d) on a confidential basis, to any rating agency, (e) to prospective transferees and purchasers of the Loans or any actual or prospective party (or its Affiliates) to any swap, derivative or other transaction under which payments are to be made by reference to the Obligations, any Co-Borrower, any Loan Document or any payment thereunder, all subject to the same confidentiality obligation set forth herein or (f) as required by law, regulation, subpoena or other order to be disclosed) and shall use such information only for purposes of evaluation of its investment in Co-Borrowers and the exercise of Collateral Agent’s or Lender’s rights and the enforcement of its remedies under this Agreement and the other Loan Documents. The obligations of confidentiality shall not apply to any information that (i) was known to the public prior to disclosure by the applicable Co-Borrower under this Agreement, (ii) becomes known to the public through no fault of Collateral Agent or Lender, (iii) is disclosed to Collateral Agent or Lender on a non-confidential basis by a third party or (iv) is independently developed by Collateral Agent or Lender. Notwithstanding the foregoing, Collateral Agent’s and Lender’s agreement of confidentiality shall not apply if Collateral Agent or Lender has acquired indefeasible title to any Collateral or in connection with any enforcement or exercise of Collateral Agent’s or Lender’s rights and remedies under this Agreement following an Event of Default, including the enforcement of Collateral Agent’s and Lender’s security interest in the Collateral.

15.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF EACH CO-BORROWER, COLLATERAL AGENT AND LENDER HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK. EACH OF EACH CO-BORROWER, COLLATERAL AGENT AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

16.  Cross-Guaranty of Co-Borrowers.

16.1       Cross-Guaranty. Each Co-Borrower hereby agrees that such Co-Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Lender by each other Co-Borrower. Each Co-Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 16 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 16 shall be absolute and unconditional, irrespective of, and unaffected by:

(a)    the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Co-Borrower is or may become a party;

(b)   the absence of any action to enforce this Agreement (including this Section 16) or any other Loan Document, or the waiver or consent by Lender with respect to any of the provisions hereof or thereof;

(c)    the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any such security);

(d)   the insolvency of any Co-Borrower or any other Person; or

(e)    any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Co-Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

16.2       Waivers by Co-Borrowers. Each Co-Borrower expressly waives all rights it may have now or in the future under any statute, at common law, at law, in equity or otherwise, to compel Lender to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Co-Borrower, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Co-Borrower. Each Co-Borrower and Lender agrees that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 16 and such waivers, Lender would decline to enter into this Agreement.

16.3       Benefit of Guaranty. Each Co-Borrower agrees that the provisions of this Section 16 are for the benefit of Lender and its successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Co-Borrower and Lender, the obligations of such other Co-Borrower under the Loan Documents.

16.4       Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 16.7, each Co-Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Each Co-Borrower acknowledges and agrees that this waiver is intended to benefit Lender and shall not limit or otherwise affect such Co-Borrower’s liability hereunder or the enforceability of this Section 16, and that Lender and its successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 16.

16.5       Election of Remedies. If Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Lender a Lien upon any Collateral, whether owned by any Co-Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 16. If, in the exercise of any of its rights and remedies, Lender shall forfeit any of its rights or remedies (including, without limitation, its right to enter a deficiency judgment against any Co-Borrower or any other Person), whether because of any applicable laws pertaining to “election of remedies” or the like, each Co-Borrower hereby consents to such action by Lender and waives any claim based upon such action, even if such action by Lender shall result in a full or partial loss of any rights of subrogation that each Co-Borrower might otherwise have had but for such action by Lender. Any election of remedies that results in the denial or impairment of the right of Lender to seek a deficiency judgment against any Co-Borrower shall not impair any other Co-Borrower’s obligation to pay the full amount of the Obligations. In the event Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether a Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 16, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

16.6       Limitation. Notwithstanding any provision herein contained to the contrary, each Co-Borrower’s liability under this Section 16 (which liability is in any event in addition to amounts for which such Co-Borrower is primarily liable under this Agreement) shall be limited to an amount not to exceed as of any date of determination the lesser of:

(a)    the net amount of all Loans advanced to any other Co-Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Co-Borrower; and

(b)   the amount that could be claimed by Lender from such Co-Borrower under this Section 16 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Co-Borrower’s right of contribution and indemnification from each other Co-Borrower under Section 16.7.

16.7       Contribution with Respect to Guaranty Obligations.

(a)    To the extent that any Co-Borrower shall make a payment under this Section 16 of all or any of the Obligations (other than Loans made to such Co-Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Co-Borrower, exceeds the amount that such Co-Borrower would otherwise have paid if each Co-Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Co-Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of Co-Borrower as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the commitments to lend hereunder, such Co-Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Co-Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)   As of any date of determination, the “Allocable Amount” of any Co-Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Co-Borrower under this Section 16 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)    This Section 16.7 is intended only to define the relative rights of each Co-Borrower and nothing set forth in this Section 16.7 is intended to or shall impair the obligations of each Co-Borrower, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement. Nothing contained in this Section 16.7 shall limit the liability of any Co-Borrower to pay the Loans made directly or indirectly to such Co-Borrower and accrued interest, fees and expenses with respect thereto for which such Co-Borrower shall be primarily liable.

(d)   The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the applicable Co-Borrower to which such contribution and indemnification is owing.

(e)    The rights of the indemnifying Co-Borrower against other Co-Borrowers under this Section 16 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the commitments to lend hereunder.

16.8       Liability Cumulative. The liability of each Co-Borrower under this Section 16 is in addition to and shall be cumulative with all liabilities of each Co-Borrower to the Lender under this Agreement and the other Loan Documents to which such Co-Borrower is a party or in respect of any Obligations or obligation of the other Co-Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

16.9       Borrowing Agency Provisions

(a)    Each Co-Borrower hereby irrevocably designates Borrower Representative to be its attorney and agent and in such capacity to (i) borrow, (ii) request advances, (iii) sign and endorse notes, (iv) execute and deliver all instruments, documents, applications, security agreements and all other certificates, notice, writings and further assurances now or hereafter required hereunder and (v) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Co-Borrower, and hereby authorizes Lender to pay over or credit all loan proceeds hereunder in accordance with the request of Borrower Representative.

(b)   The handling of this credit facility as a co-borrowing facility with a borrower representative in the manner set forth in this Agreement is solely as an accommodation to Co-Borrowers and at their request. Lender shall not incur liability to Co-Borrowers as a result thereof. To induce Lenders to do so and in consideration thereof, each Co-Borrower hereby indemnifies Lender and Lender harmless from and against any and all liabilities, expenses, losses (other than, to the extent not constituting interest payable in respect of any amount, lost profits), damages and claims of damage or injury asserted against Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Co-Borrowers as provided herein, reliance by Lender on any request or instruction from Borrower Representative or any other action taken by Lender with respect to this Section 16.9 except due to the gross negligence or willful misconduct of Lender (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CO-BORROWERS:

PELTHOS THERAPEUTICS INC.

By:	/s/ Scott M. Plesha
Name: Scott Plesha
Title: Authorized Signatory

LNHC, INC.

By:	/s/ Scott M. Plesha
Name: Scott Plesha
Title: Authorized Signatory

CHANNEL PHARMACEUTICAL CORPORATION

By:	/s/ Francis Knuettel II
Name: Francis Knuettel II
Title: Authorized Signatory

LENDER and COLLATERAL AGENT:

HORIZON TECHNOLOGY FINANCE CORPORATION

By:	/s/ Daniel R. Trolio
Name: Daniel R. Trolio
Title: Executive Vice President, Chief Financial Officer and Treasurer

[SIGNATURE PAGE TO VENTURE LOAN AND SECURITY AGREEMENT]

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Disclosure Schedule
Exhibit B	Funding Certificate
Exhibit C	Secured Promissory Note
Exhibit D	[Reserved]
Exhibit E	Form of Officer’s Certificate
Exhibit F	Disqualified Institutions
Exhibit G	Competitors

EXHIBIT C

SECURED PROMISSORY NOTE

[(Loan [_])]

$____________________	Dated: [_______, 20__]

FOR VALUE RECEIVED, the undersigned, PELTHOS THERAPEUTICS INC., a Nevada corporation (“Borrower Representative”), LNHC, INC, a Delaware corporation (“LNHC”), and CHANNEL PHARMACEUTICAL CORPORATION, a Nevada corporation (“Channel” and, together with Borrower Representative and LNHC, each a “Co-Borrower”) HEREBY PROMISES TO PAY to HORIZON TECHNOLOGY FINANCE CORPORATION, a Delaware corporation (“Lender”), the principal amount of ____________ Dollars ($__________) or such lesser amount as shall equal the outstanding principal balance of Loan [_] (the “Loan”) made to Co-Borrowers by Lender pursuant to the Loan Agreement (as defined below), and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement. Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Loan Agreement.

Interest on the principal amount of this Secured Promissory Note (Loan [__]) (the “Note”) from the date of this Note shall accrue at the Loan Rate or, if applicable, the Default Rate, each as established in accordance with the Loan Agreement (as defined below). The Loan Rate for this Note is __% per annum based on a year of twelve 30-day months. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed. If the Funding Date is not the first day of the month, interim interest accruing from the Funding Date through the last day of that month shall be paid on the first calendar day of the next calendar month. Commencing [_], 202[_], through and including [_], 202[_], on the first day of each month (each an “Interest Payment Date”), Co-Borrowers shall make payments of accrued interest only on the outstanding principal amount of the Loan. Commencing on [_], 202[_], and continuing on the first day of each month thereafter (each a “Principal and Interest Payment Date” and, collectively with each Interest Payment Date, each a “Payment Date”), Co-Borrowers shall make to Lender 24 equal payments of principal plus accrued interest on the then outstanding principal amount due hereunder.

Notwithstanding, and in lieu of, the foregoing, if Co-Borrowers satisfy the Interest Only Extension Milestone (as defined in the Loan Agreement), then (a) commencing [_], 202[_], through and including [_], 202[_], on the first day of each month (each an “Extended Interest Payment Date”), Co-Borrowers shall make payments of accrued interest only on the outstanding principal amount of the Loan, (b) commencing on [_], 202[_], and continuing on the first day of each month thereafter (each an “Amended Principal and Interest Payment Date” and, collectively with each Interest Payment Date, each Principal and Interest Payment Date and each Extended Interest Payment Date, each a “Payment Date”), Co-Borrowers shall make to Lender 12 equal payments of principal plus accrued interest on the then outstanding principal amount due hereunder.

On the earliest to occur of (i) [_], 202[_], (ii) payment in full of the principal balance of the Loan or (iii) an Event of Default and demand by Lender of payment in full of the Loan, Co-Borrowers shall make a payment of [[_] and 00/100 Dollars ($[_])] to Lender (the “Final Payment”). If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on [_], 2031.

Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is referred to in, and is entitled to the benefits of, the Venture Loan and Security Agreement dated as of January 12, 2026 (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement), by and among Borrower Representative, the other Co-Borrowers from time to time party thereto, Lender and Horizon as Collateral Agent. The Loan Agreement, among other things, (a) provides for the making of secured Loans to Co-Borrowers, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid, except as set forth in Section 2.3 of the Loan Agreement.

This Note and the obligation of Co-Borrowers to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

This Note is guaranteed pursuant to Section 16 of the Loan Agreement and reference is hereby made to such guarantee.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Co-Borrowers shall pay all fees and expenses, including attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any Co-Borrower’s obligations hereunder not performed when due.

Any reference herein to Lender shall be deemed to include and apply to every subsequent holder of this Note. Reference is made to the Loan Agreement for provisions concerning optional and mandatory prepayments, Collateral, acceleration and other material terms affecting this Note.

[Remainder of page intentionally left blank.]

This Note shall be governed by and construed under the laws of the State of New York. Each Co-Borrower agrees that any action or proceeding brought to enforce or arising out of this Note may be commenced in the state or federal courts located within the State of New York.

IN WITNESS WHEREOF, the undersigned have caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

CO-BORROWERS:

PELTHOS THERAPEUTICS INC.

By:
Name:
Title:

LNHC, INC.

By:
Name:
Title:

CHANNEL PHARMACEUTICAL CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE TO SECURED PROMISSORY NOTE (LOAN [__])]